UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934  (Amendment No.     )

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EVERTEC, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

of Stockholders and

2018 Proxy Statement

May 24, 2018

Evertec, Inc.

Road 176, Km. 1.3

San Juan, Puerto Rico 00926

April 9, 2018

Dear Stockholder:

On behalf of the Board of Directors and officers of Evertec, Inc., we are pleased to invite you to attend our 2018 Annual Meeting of Stockholders to be held at the Condado Vanderbilt Hotel—Dorado Room, 1055 Ashford Avenue, San Juan, Puerto Rico 00907, on Thursday, May 24, 2018 at 9:00 a.m. Atlantic Standard Time (the “Annual Meeting”).

At the Annual Meeting, you will be asked to vote on three proposals described in detail in the accompanying notice of the Annual Meeting and Proxy Statement. The Proxy Statement also contains other information that you should read and consider before voting.

Your vote is very important to us. Whether or not you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the Internet, the telephone, or by mail as soon as possible to ensure that your shares are represented at the Annual Meeting and your vote is properly recorded. If you decide to attend the Annual Meeting, you will be able to vote in person, even of you previously submitted your proxy.

If you have any questions concerning the Annual Meeting, and you are the shareholder of record of your shares, please contact our Investor Relations department at IR@evertecinc.com or (787) 773-5442. If your shares are held by a broker or other nominee, please contact your broker or other nominee for questions concerning the Annual Meeting.

We look forward to seeing you at the Annual Meeting and appreciate your continued support.

Sincerely,

Frank G. D’Angelo Chairman of the Board of Directors	Morgan M. Schuessler, Jr. President and Chief Executive Officer

Evertec, Inc.

Road 176, Km. 1.3

San Juan, Puerto Rico 00926

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Thursday, May 24, 2018 at 9:00 a.m. Atlantic Standard Time

PLACE	Condado Vanderbilt Hotel Dorado Room 1055 Ashford Avenue San Juan, Puerto Rico 00907

ITEMS OF BUSINESS

To address the following proposals:

1.  Election of the directors named in the Proxy Statement;

2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

3.  Advisory vote on executive compensation;

Stockholders may also transact any other business that may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE

Close of business on March 29, 2018 (the “Record Date”).

Only stockholders of record as of the Record Date are entitled to notice of, and to vote at, Evertec, Inc.’s 2018 Annual Meeting of Stockholders or at any adjournments or postponements thereof.

Your vote is important to us. Please exercise your stockholder right to vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING:

The Company’s Proxy Statement and Annual Report are available at

www.proxyvote.com.

By Order of the Board of Directors,

Luis A. Rodríguez-González

General Counsel and Secretary of the Board of Directors

April 9, 2018

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ii    Evertec, Inc. - 2018 Proxy Statement

PROXY SUMMARY

Introduction

This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information that you should consider before voting your shares. Please read the entire Proxy Statement, our Form 10-K for the year ended on December 31, 2017 and the Company’s Annual Report for the fiscal year ended on December 31, 2017 (the “Annual Report”) for complete information regarding the 2018 Annual Meeting of Stockholders (the “Annual Meeting”), the proposals to be voted on at the Annual Meeting and our performance for the year ended on December 31, 2017.

Except as otherwise indicated, the terms “Evertec,” “we,” “us,” “our Company,” and “the Company” refer to Evertec, Inc. and its subsidiaries on a consolidated basis.

2018 Annual Meeting of Stockholders

Date:

Thursday, May 24, 2018

Time:

9:00 a.m. (AST)

Location:

Condado Vanderbilt Hotel

Dorado Room

1055 Ashford Avenue

San Juan, Puerto Rico 00907

Record Date:

March 29, 2018

Cast Your Vote

Stockholders as of the Record Date may cast their vote in the following ways:

Internet	Phone	Mail	In Person

Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card or notice.	Call 1-800-690-6903. You will need the 16-digit number included in your proxy card or notice.	Send your completed and signed proxy card to the address on your proxy card.	If you plan to vote in person, you will need to bring a photo ID and proof of your ownership of Evertec, Inc. stock as of the Record Date.

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PROXY SUMMARY

Voting Proposals

	Board Recommendation	Page
Proposal1: Election of directors
Frank G. D’Angelo	FOR	14
Morgan M. Schuessler, Jr.	FOR	15
Olga Botero	FOR	15
Jorge A. Junquera	FOR	16
Teresita Loubriel	FOR	16
Néstor O. Rivera	FOR	17
Alan H. Schumacher	FOR	17
Brian J. Smith	FOR	18
Thomas W. Swidarski	FOR	18
Proposal2: Ratification of the appointment of independent registered public accounting firm	FOR	19
Proposal3: Advisory vote on executive compensation	FOR	46

Executive Summary

2017 Performance Highlights

2017 was a challenging year for the Company because of the effects of the catastrophic Hurricanes Irma and Maria, which severely impacted Puerto Rico and the Caribbean during the second half of the year. The Company and its employees demonstrated inspiring commitment and resiliency during and in the aftermath of these hurricanes, which created a difficult operating environment and deeply affected the local economies. Despite these challenges, we believe we displayed strong commitments to our communities, our clients, our employees, and our stockholders during 2017.

Financially in 2017, the Company’s GAAP diluted earnings per common share amounted to $0.76, a decrease of 25% compared with 2016. The Company’s 2017 Adjusted Earnings per common share1 amounted to $1.47, a decrease of 12%. Total revenue for 2017 was $407.1 million, an increase of 5% compared with $389.5 million in 2016. For the year ended December 31, 2017, Adjusted EBITDA was $178.0 million, a decrease of 5% compared with $187.7 million in the prior year.

Other highlights for 2017 include:

•	Closed on the acquisition of PayGroup, a Chilean-based payment processing and software company on July 3, 2017.

1	“Adjusted Earnings per common share” is a supplemental measure of the Evertec’s performance, is not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). It is not a measurement of the Evertec’s financial performance under GAAP, and should not be considered as an alternative to total revenue, net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities, as an indicator of cash flow or as a measure of Evertec’s liquidity. In addition to GAAP measures, management uses this non-GAAP measure to focus on the factors the company believes are pertinent to the daily management of Evertec’s operations and believe it is frequently used by securities analysts, investors and other interested parties to evaluate companies in this industry. We define “EBITDA” as earnings before interest, taxes, depreciation and amortization and “Adjusted EBITDA” as EBITDA further adjusted to exclude unusual items and other adjustments. Adjusted EBITDA is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission’s Regulation G and Item 10(e) of Regulation S-K. We define “Adjusted Net Income” as net income adjusted to exclude unusual items and other adjustments described below. We define “Adjusted Earnings per common share” as Adjusted Net Income divided by diluted shares outstanding. EBITDA, Adjusted EBITDA, and Adjusted Earnings per common share are not measurements of liquidity or financial performance under GAAP. For additional details, refer to our reconciliation of GAAP to non-GAAP results provided in the Company’s Form 10-K for year ending December 31, 2017.

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PROXY SUMMARY

•	Returned nearly $29 million to stockholders in share repurchase and dividends.

•	Delivered strong operating cash flow in the amount of $146 million.

•	Reorganized our operating segments in the quarter ended December 31, 2017. The Company’s operating segments are now as follows: (1) Merchant Services, (2) Payment Services (Puerto Rico and the Caribbean), (3) Payment Services (Latin America), and (4) Business Solutions.

Executive Compensation Highlights

The Company’s intent is to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Furthermore, Evertec’s compensation philosophy has been, and continues to be, to target the market 25th percentile in recognition of the size differentials that exist between Evertec and our peer companies, as well as the challenges in identifying good business matches within desired size parameters.

Our compensation program for our NEOs consists of the following core elements:

•	Base salary;

•	Short-term cash incentives based on performance;

•	Long-term equity incentives based on performance and time served; and

•	Other benefits and perquisites.

On November 2017, after having consulted with its independent compensation consulting firm, Frederick W. Cook & Co. (“F.W. Cook”), the Company approved special, one-time, compensation measures. The Compensation Committee believed that these actions were critically important and necessary to assist the Company in retaining key individuals in light of the humanitarian disaster caused by the direct hit of Hurricane Maria and its aftermath in Puerto Rico, as well as taking into account the admirable performance of the executives during and immediately after the hurricanes.

•	Special Equity Grant – a special one-time retention restricted stock unit grant to all executive officers and certain key employees. For further discussion of the Retention Grant, see “—Compensation Discussion and Analysis—Elements of Compensation—Special Retention Grant.”

•	Cash Bonus Adjustment – performance for the target bonuses was evaluated as of a date prior to the catastrophic effects of Hurricanes Irma and Maria and the results were annualized for purposes of payment of the 2017 cash bonus, subject to a cap of 100% of the original target bonus percentage. For further discussion of the Cash Bonus Adjustment, see “—Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonus.”

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Evertec, Inc.

Road 176, Km. 1.3

San Juan, Puerto Rico 00926

PROXY STATEMENT FOR THE 2018

ANNUAL MEETING OF STOCKHOLDERS

General

The enclosed Proxy Statement, which was first mailed to stockholders on or about April 9, 2018, is solicited on behalf of the Board of Directors (the “Board” or “Board of Directors”) of Evertec, Inc., a Commonwealth of Puerto Rico corporation, for use at the Company’s 2018 Annual Meeting of Stockholders to be held on May 24, 2018 (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held at 9:00 a.m. Atlantic Standard Time, at the Condado Vanderbilt Hotel, Dorado Room, located at 1055 Ashford Avenue, San Juan, Puerto Rico 00907.

Record Date and Shares Outstanding

The close of business on March 29, 2018 has been fixed as the Record Date for determining the stockholders of record entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 72,429,141 shares of our common stock, $0.01 par value per share (the “Common Stock”).

Quorum

In order for the Company to conduct the Annual Meeting, the holders of a majority of the outstanding shares of Common Stock eligible to vote at the meeting must be represented in person or by proxy at the Annual Meeting. This is referred to as a quorum. Votes cast in person or by proxy at the Annual Meeting will be received and tabulated by a representative of The Carideo Group, the Inspector of Elections appointed for the Annual Meeting. The Inspector of Elections will determine whether or not a quorum is present. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. A “broker non-vote” occurs when a brokerage firm returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares. For further discussion of broker non-votes, see “—Required Votes / Effect of Abstentions and Broker Non-Votes.”

Voting of Proxies

If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. Shares of Common Stock represented by properly executed proxies, duly returned and not revoked, will be voted in accordance with the instructions contained therein. Except as discussed below with regard to shares held in “street name” by a bank or broker, if no instruction is indicated on the proxy, the shares of Common Stock represented thereby will be voted as follows:

1.	FOR the director nominees for election of directors of the Company listed herein (Proposal 1);

2.	FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2018 (Proposal 2);

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PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

3.	FOR the approval through an advisory vote of the compensation paid to the Company’s named executive officers (Proposal 3); and

4.	At the discretion of the person or persons voting the proxy, with respect to any other matter that may be properly brought before the Annual Meeting.

The execution of a proxy will in no way affect a stockholder’s right to attend the Annual Meeting and vote in person.

Voting of Shares

Each share of Common Stock entitles the holder thereof to one vote upon any proposal submitted for a vote at the Annual Meeting. All shares entitled to vote and represented in person or by valid proxies received through the Internet, by telephone or mail will be voted at the Annual Meeting in accordance with the instructions indicated in those proxies.

Required Votes / Effect of Abstentions and Broker Non-Votes

The vote required for approval of each matter to be voted on is as set forth in the table below. Under certain circumstances, as shown in the table below, banks, brokers or other nominees are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank, broker or other nominee (this is known as a “broker non-vote”). In these cases, and in cases where the stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank, broker or other nominee has authority to vote its shares on uninstructed matters is determined by the New York Stock Exchange (“NYSE”) rules. The following table sets forth the effect of abstentions and broker non-votes on each proposal to be voted on:

Proposal	Vote Required	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors	Plurality of votes cast	FOR or WITHHOLD for any or all nominees	No effect	No	No effect

Ratification of Appointment of Independent Registered Accounting Firm	Majority of shares present in person or represented by proxy and entitled to vote	FOR, AGAINST or ABSTAIN	Treated as a vote “AGAINST” the proposal	Yes	Not applicable

Advisory Vote on Executive Compensation Matters (Say on Pay)	Majority of shares present in person or represented by proxy and entitled to vote	FOR, AGAINST or ABSTAIN	Treated as a vote “AGAINST” the proposal	No	No effect

How You Can Vote

Vote in Person

If you hold shares in your own name, you may vote by proxy or in person at the Annual Meeting. If you wish to vote your shares in person at our Annual Meeting, you may either bring your proxy card or notice of Internet availability of proxy materials (the “Notice of Internet Availability”) to the meeting or request a ballot at the meeting.

If your shares of Common Stock are held in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted.

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PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares evidencing that you were a holder of shares as of the Record Date and present that proxy and proof of identification at the Annual Meeting.

To vote by proxy, you may select one of the following options:

Vote by Internet

You can vote your shares on the Internet until 11:59 p.m. (ET) on May 23, 2018. We have made this Proxy Statement and other proxy materials available to our stockholders through the Internet. The website for Internet voting (www.proxyvote.com) is shown on your proxy card or Notice of Internet Availability, as applicable. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card, if you received one. You can also vote your shares on the Internet by scanning the QR code shown on your proxy card or Notice of Internet Availability, as applicable, with your mobile device.

Vote by Telephone

You can vote your shares by telephone until 11:59 p.m. (ET) on May 23, 2018, by calling the toll-free telephone number (at no cost to you) shown on your proxy card or Notice of Internet Availability, as applicable. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the stockholders by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card if you received one.

Vote by Mail

If you received your proxy materials by mail, simply mark your proxy card, date and sign it, and return it using the postage-paid envelope provided or return it to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order for your votes to be included in the final tallies, your proxy card must be received by the date and time of the Annual Meeting.

Revocation of Proxies

If a proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified in the proxy, unless it is properly revoked prior thereto. If you hold shares of Common Stock in your own name and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (1) signing another proxy card with a later date or a notice of revocation and returning it to us prior to the Annual Meeting (please deliver to the Corporate Secretary of the Company, located at Road 176, Km. 1.3, San Juan, Puerto Rico 00926); (2) voting again by telephone or on the Internet before 11:59 p.m. (ET) on May 23, 2018; or (3) attending the Annual Meeting in person and casting a ballot. If a bank, broker or other nominee holds your shares of Common Stock, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Voting Results

The preliminary voting results will be announced at the Annual Meeting and published within four business days after they are known in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

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PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and the Annual Report, and any additional solicitation materials furnished to the stockholders. Nevertheless, stockholders voting by Internet, telephone or mail should be aware that there may be costs associated with electronic access, such as usage charges from Internet or telephone service providers, for which they may be responsible.

The original solicitation of proxies may be supplemented by a solicitation by mail, in person, by telephone, or by other electronic means by a proxy solicitor contracted by the Company, whose fees will be paid for by the Company, and directors, officers or employees of the Company, who will not receive any additional compensation for such services.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for us. The Company and some brokers household proxy materials, delivering a single Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold Common Stock directly. Requests in writing should be directed to our Corporate Secretary and sent to the following address: Evertec, Inc., Road 176, Km. 1.3, San Juan, Puerto Rico 00926. Requests may also be made by calling the Corporate Secretary at (787) 759-9999 ext. 4806.

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CORPORATE GOVERNANCE

Overview

The Company’s business affairs are conducted under the direction of the Company’s Board of Directors in accordance with the Puerto Rico General Corporation Law of 2009, as amended, the Company’s charter (the “Charter”), and Amended and Restated By-Laws (the “By-Laws”). Members of the Board are informed of the Company’s business through discussions with management by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Board Composition

Our Board is currently comprised of nine directors. Mr. Rivera and Ms. Loubriel were nominated to the Board by Popular, Inc. (“Popular”) under its director nominee rights granted by the Stockholder Agreement, by and among the Company, Popular and the other stockholders parties thereto, as amended (the “Stockholder Agreement”). Mr. Schuessler has been the management director since April 1, 2015, and shall continue to be the management director for so long as he holds the office of CEO of Evertec Group LLC, our principal operating subsidiary (“Evertec Group”).

In accordance with the Stockholder Agreement, if there are any vacancies on our Board, then a committee consisting of our entire Board (other than any directors who are to be replaced because Popular has lost the right to nominate them) has the right to nominate the individuals to fill such vacancies, which nominees must be reasonably acceptable to Popular for so long as it owns, together with its affiliates, at least 5% of our outstanding Common Stock.

As of the Record Date, the Board was in compliance with the NYSE rules with respect to maintaining the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee comprised entirely of independent directors.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that the right Board leadership structure may vary as circumstances warrant.

Based on its most recent review of the Company’s leadership structure, the Board continues to believe that its current leadership structure is optimal for the Company because it provides the Company with strong and consistent leadership. In considering its leadership structure, the Board has taken a number of factors into account. Board and committee processes and procedures, including regular executive sessions of non-management directors and a regular review of the Company’s and our executive officers’ performance, provide substantial independent oversight of our management’s performance. The Board has the ability to change its structure, subject to any limitations under the Stockholder Agreement, should that be deemed appropriate and in the best interests of the Company and its stockholders.

The Board’s current policy, per our Corporate Governance Guidelines, is to maintain the offices of Chairperson of the Board and Chief Executive Officer (“CEO”) separate, subject to any temporary combination of those roles in connection with a CEO transition. Although our Chairman of the Board is an independent director, if in the future a non-independent director serves as Chairperson of the Board, the board will appoint a lead director to serve as the liaison between the Chairperson and the independent and non-employee directors.

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CORPORATE GOVERNANCE

Board Committees

The Board has four standing committees, described below: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Information Technology Committee. Each of these standing committees is composed entirely of independent directors, except for the Information Technology Committee in which Mr. Rivera is a member. The Stockholder Agreement provides that, unless otherwise prohibited by applicable law, regulation or the NYSE rules (including the independence requirements described above), Popular has the right to representation on each committee of the Board in the same proportion as the number of directors, if any, nominated by Popular out of the total number of directors-for so long as Popular owns, together with its affiliates, at least 5% of our outstanding Common Stock.

Audit Committee

Our Audit Committee acts pursuant to a written charter (as amended and restated) adopted by the Board, a copy of which is publicly available on the Company’s website at www.evertecinc.com in the “Investors” section under “Corporate Information” and “Governance Documents.” Our Board has determined that Messrs. Schumacher, Junquera, Smith and Ms. Loubriel each qualify as an “audit committee financial expert,” as defined in Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As indicated above, each of the members of our Audit Committee qualifies as independent, as defined in the Exchange Act and under the NYSE rules. Pursuant to our Audit Committee Charter and our By-Laws, our Audit Committee must consist of at least three board members (including a chairperson) who must meet at least four times a year, including once every fiscal quarter.

In compliance with the NYSE rules, the Board made a formal determination that the simultaneous service on more than three audit committees of public companies by Mr. Schumacher does not impair his ability to serve on our Audit Committee nor does it represent or in any way create a conflict of interest for the Company.

The Audit Committee assists the Board in its oversight of (i) our financial reporting process, with respect to the integrity of our financial statements and our internal controls over financial reporting; (ii) our independent registered public accounting firm’s qualifications, independence and performance; (iii) the performance of our internal audit function; (iv) our management policies regarding risk assessment and management; and (v) our compliance with laws and regulations. The Audit Committee is also responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and the establishment of procedures for handling complaints. Our Audit Committee met twelve times during 2017.

Compensation Committee

Our Compensation Committee acts pursuant to a written charter (as amended and restated) adopted by the Board, a copy of which is publicly available on the Company’s website at www.evertecinc.com in the “Investors” section under “Corporate Information” and “Governance Documents.” As indicated above, each of the members of our Compensation Committee qualifies as independent under the NYSE rules. Pursuant to our Compensation Committee Charter and our By-Laws, our Compensation Committee must consist of at least three board members (including a chairperson) who meet at least once a year, and each member shall be a non-employee director, as defined in the Exchange Act. The Compensation Committee reviews and recommends policy relating to the compensation and benefits of our officers, directors and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the CEO and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and reviewing and approving the compensation of these officers based on such evaluations. The Compensation Committee also produces a report on executive officer compensation as required by the SEC, which is included in this Proxy Statement. Our Compensation Committee met three times during 2017.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee acts pursuant to a written charter (as amended and restated) adopted by the Board, a copy of which is publicly available on the Company’s website at

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CORPORATE GOVERNANCE

www.evertecinc.com in the “Investors” section under “Corporate Information” and “Governance Documents.” As indicated above, each of the members of our Nominating and Corporate Governance Committee qualifies as independent under the NYSE rules. Pursuant to our Nominating and Corporate Governance Committee Charter and our By-Laws, our Nominating and Corporate Governance Committee must consist of at least three board members (including a chairperson) who meet at least once a year. The responsibilities of our Nominating and Corporate Governance Committee include (i) assisting the Board in identifying individuals qualified to serve as members of the Board; (ii) recommending to the Board the director nominees for the next annual meeting of stockholders—in each case subject to the terms of the Stockholder Agreement; (iii) reviewing and recommending to the Board a set of corporate governance guidelines; and (iv) leading the Board in its review of the performance of the Board and Board committees. For a further description of our director nomination process under our Stockholder Agreement, see “—Certain Relationships and Related Transactions—Related-Party Transactions Stockholder Agreement—Director Nomination Rights.” Our Nominating and Corporate Governance Committee met once during 2017.

Information Technology Committee

Our Information Technology Committee acts pursuant to a written charter (as amended and restated) adopted by the Board, a copy of which is publicly available on the Company’s website at www.evertecinc.com in the “Investors” section under “Corporate Information” and “Governance Documents.” As indicated above, one of the members of our Information Technology Committee does not qualify as independent under the NYSE rules. The NYSE rules do not require members of other committees such as an Information Technology Committee to comply with the applicable independence requirements. Pursuant to our Information Technology Committee Charter and our By-Laws, our Information Technology Committee must consist of at least three board members (including a chairperson) who meet at least twice a year. The Information Technology Committee assists the Board (i) in the integrity of the Company’s information and technology systems; and (ii) in overseeing the Company’s IT-related risks, IT security and cybersecurity, and IT infrastructure and strategy. Our Information Technology Committee met four times during 2017.

Other Committees

Our By-Laws provide that our Board may establish one or more additional committees. As of the Record Date, the Board has not established any additional committees besides those described in this Proxy Statement.

Risk Oversight

The Company has in place an Enterprise Risk Management Policy (the “ERM Policy”), the overall purpose and scope of which is the execution of risk management processes that provide for risk and exposure monitoring, the embedding or integration of risk management into all activities as an integral part of the Company’s business activities, and the development of comprehensive internal controls and assurance processes linked to key risks. As a result, the Company continuously implements risk management processes that ensure the Company complies with existing regulatory and industry standards, thereby protecting the value of the Evertec brand and reputation by applying a disciplined approach to risk management, governance and internal controls.

Our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. Among other areas, the Board is directly involved in overseeing risks related to the Company’s overall strategy, including product, go-to-market and sales strategy, executive officer succession, business continuity, crisis preparedness and corporate reputational risks.

The committees of the Board execute their oversight responsibility for risk management as follows:

•	The Audit Committee is responsible for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the

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CORPORATE GOVERNANCE

Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. Within its risk oversight functions, the Audit Committee is responsible for reviewing the overall implementation of the Company’s ERM framework and program, ensuring the placement of controls needed to establish a strong internal control environment, receiving periodic status reports on management’s ERM progress, overseeing the Company’s risk exposure, and validating management’s active role in assessing, managing and mitigating risks. In addition, the Company, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints or concerns relating to any matter to encourage employees to report questionable activities directly to the Company’s senior management and the Audit Committee.

•	The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices.

•	The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance practices. In this regard, the Nominating and Corporate Governance Committee will periodically review the Board and its committees, and plan for Board member succession and executive officer succession.

•	The Information Technology Committee is responsible for overseeing the Company’s information and technology systems related risks and security.

Furthermore, a Management Operating Committee (the “MOC”) that is comprised of members of senior management (including our CEO, COO, CFO, General Counsel, heads of our business segments and such other officers of the Company as the CEO deems necessary or advisable for the proper conduct of the business of the Company) was created to assist the Audit Committee with risk oversight responsibilities. The MOC delegates risk responsibilities throughout the Company through the Company’s Risk Officer, Risk Owners and Risk Working Groups in order to define the Company’s risk appetite through a combination of limits and tolerances, and ensure that processes are implemented to identify, measure and assess risks. The ERM Policy requires regular reporting to ensure proper documentation of the Company’s ERM activities. The Risk Officer has been delegated the primary responsibility of reporting risk summaries to the Audit Committee, and compiling an annual ERM report. Members of senior management also report information regarding the Company’s risk profile directly to the Board from time to time.

The Board believes that the work undertaken by the Board, the Board’s committees, the MOC and the Company’s senior management team enables the Board to effectively oversee the Company’s risk management processes.

Code of Ethics

We have adopted a Code of Ethics that applies to all our directors, officers and employees, including our CEO and CFO. Our Code of Ethics is posted on our website at www.evertecinc.com in the “Investors” section under “Corporate Information” and “Governance Documents.” We intend to include on our website any amendments to, or waivers from, a provision of the Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller that relates to any element of the “code of ethics,” as defined by the SEC.

Meetings of the Board of Directors and Corporate Governance Matters

The Board met nine times during 2017. The Board’s operation and responsibilities are governed by the Charter, the By-Laws, charters for the Board’s standing committees, Puerto Rico law and the Stockholder Agreement. The Charter and By-Laws generally eliminate the personal liability of each of our directors for breaches of fiduciary duty as a director and indemnify directors and officers as described below.

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CORPORATE GOVERNANCE

Indemnification of Directors and Officers

Our Charter and By-Laws limit the liability of our directors to the maximum extent permitted by Puerto Rico law. However, if Puerto Rico law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of our directors will be limited or eliminated to the fullest extent permitted by Puerto Rico law, as so amended.

Our Charter and By-Laws provide that we will, from time to time, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and is involved in a suit or proceeding arising out of such position. We may, by action of our Board, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified includes the right of an officer or a director to be paid expenses, including, without limitation, attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such expenses if it is determined that the officer or director is not entitled to be indemnified.

Our Board may take certain action it deems necessary to carry out these indemnification provisions, including purchasing insurance policies. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our Charter and By-Laws inconsistent with these indemnification provisions, will eliminate, reduce or adversely affect any rights to indemnification relating to such person’s status or any activities prior to such amendment, repeal or adoption.

Our By-Laws provide that we may maintain insurance covering certain liabilities of our officers, directors, employees and agents, whether or not we would have the power or would be required under Puerto Rico law to indemnify them against such liabilities. We maintain a directors’ and officers’ liability insurance policy (“D&O Liability Insurance”) for the protection of our directors and certain of our officers.

We have entered into separate indemnification agreements with each of our directors in connection with his or her appointment to the Board. These indemnification agreements will require us to, among other things, indemnify our directors against liabilities that may arise by reason of their status or service as directors. We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors and officers. These indemnification agreements also require us to advance any expenses incurred by the directors as a result of any proceeding against them as to which they could be indemnified and to use reasonable efforts to cause our directors to be covered by our D&O Liability Insurance policy. A director is not entitled to indemnification by us under such agreements if (i) the director did not act in good faith and in a manner he or she deemed to be reasonable and consistent with, and not opposed to, our best interests; or (ii) with respect to any criminal action or proceeding, the director had reasonable cause to believe his or her conduct was unlawful.

To our knowledge, currently there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Procedures for Communications With the Board

Stockholders and any interested party may communicate directly with the Board. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Communications to the Board should be sent to: Evertec, Inc., Board of Directors, care of the Corporate Secretary, Road 176, Km. 1.3, San Juan, Puerto Rico 00926.

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CORPORATE GOVERNANCE

Director Attendance Policy

The Company does not have a formal policy with regard to Board member attendance at the Company’s annual meetings of stockholders. All directors are encouraged to attend each annual stockholders’ meeting to provide our stockholders with an opportunity to communicate with directors about issues affecting the Company; however, attendance is not mandatory. Last year, all of our directors standing for re-election at the Company’s 2017 Annual Meeting of Stockholders attended the meeting, with the exception of Mr. Smith, who was unable to assist due to personal reasons. As required by the Company’s By-Laws, the Board must meet immediately after the Company’s annual stockholders’ meeting. During 2017, none of our directors attended less than 75% of their Board and respective committee meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and holders who own more than ten percent of any registered class of the Company’s equity securities file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of Common Stock and other equity securities. Such reports are filed on Form 3, Form 4 and Form 5 under the Exchange Act, as appropriate. Reporting persons holding the Company’s stock are required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on the Company’s review of copies of these reports, and written representations from such reporting persons that no other reports were required, the Company believes that all filings required to be made by reporting persons holding the Company’s stock were correctly and timely filed for the fiscal year ended December 31, 2017 in accordance with Section 16A(a), except for: (i) an amended report filed by each of our executive officers reporting the corrected total amount of securities acquired, (ii) one late filing by each of our executive officers, except Mr. Rospigliosi, relating to the reporting of Common Stock withheld by the Company to pay the tax liability of such executive officer in connection with the vesting of restricted stock units granted; and (iii) one late filing by Mr. Steurer related to reporting a grant of restricted stock units.

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PROPOSAL 1: ELECTION OF DIRECTORS

Overview

The Board currently consists of nine directors, seven of whom our Board has determined are independent. Under the Company’s Charter, By-Laws and the Stockholder Agreement, the size of the Board is currently fixed at nine.

Director Qualifications. In making its recommendations of nominees to the Board, the Nominating and Corporate Governance Committee identifies candidates who meet the current challenges and needs of the Board. In determining whether it is appropriate to add or remove individuals, the Nominating and Corporate Governance Committee considers issues of judgment, diversity, age, skills, expertise, background, character, and experience. In making such decisions, the Nominating and Corporate Governance Committee considers, among other things, an individual’s business experience, industry experience and financial expertise. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member. While the Company does not have a formal diversity policy with respect to director nominations, it considers business diversity (including an appropriate combination of business acumen, educational experience, work experience and the other items noted above), as well as traditional diversity concepts such as race and nationality, as two of a number of factors it considers to identify qualified nominees for directors.

Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee shall consider various potential candidates for directorship. The Nominating and Corporate Governance Committee coordinates with a professional search firm to successfully identify candidates with the requisite qualifications and characteristics, focusing on director candidates with expertise in the payments industry and Latin America markets. Candidates may also come to the attention of the Board through management, current directors, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

Stockholder Nominees. The Nominating and Corporate Governance Committee will consider candidates for director recommended by stockholders. If a stockholder wishes to nominate a candidate to be considered for election as a director at the Company’s 2019 annual meeting of stockholders, he or she must use the procedures as set forth in the Company’s By-Laws. The nomination should generally include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board, information regarding any relationships between the candidate and us within the last three years, including stockholdings in us, and a written indication by the candidate of his or her willingness to serve, and should be sent to the Nominating and Corporate Governance Committee in care of the Corporate Secretary at: Road 176, Km. 1.3, San Juan, Puerto Rico 00926. If a stockholder wishes simply to propose a candidate for consideration as a nominee for any of the Board’s committees, the stockholder should submit any pertinent information regarding the candidate to the corresponding committee, care of the Company’s Corporate Secretary by mail to this same address.

The Nominating and Corporate Governance Committee and the Board of Directors will evaluate recommendations for director nominees submitted by directors, management, professional search firms or stockholders in the same manner, using the criteria stated above. All director nominees must submit a completed form of directors’ and officers’ questionnaire, as well as a completed questionnaire to determine independence, financial literacy, financial expertise and risk management experience as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

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PROPOSAL 1: ELECTION OF DIRECTORS

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE ELECTION OF EACH OF

THE COMPANY’S DIRECTOR NOMINEES LISTED BELOW.

Information about Director Nominees

Each of the individuals identified below has been nominated to stand for election for a term that expires at the Company’s 2019 annual meeting of stockholders. Each of these individuals has consented to be named as a nominee in this Proxy Statement and to serve as a director until the expiration of his or her respective term and until such nominee’s successor has been duly elected or qualified or until the earlier resignation or removal of such nominee. The Nominating and Corporate Governance Committee recommended each of the nominees for selection, and each is currently serving on our Board. There are no family relationships between any director, executive officer or director nominee. As described in more detail in the “Certain Relationships and Related Transactions” section of this Proxy Statement, as of the Record Date, Popular has nominated Mr. Rivera and Ms. Loubriel as members of our Board pursuant to the terms of our Stockholder Agreement. Ages specified below are as of the Record Date for the Annual Meeting.

Should any one or more of the nominees named in this Proxy Statement become unable to serve for any reason, the Board may designate substitute nominees, unless the Board by resolution provides for a lesser number of directors. In this event, the proxy holders will vote for the election of such substitute nominee or nominees.

Frank G. D’Angelo

Mr. D’Angelo has been Chairman of the Board since February 2014 and a director since September 2013. He was the Company’s Interim CEO from January 1, 2015 to March 31, 2015. Mr. D’Angelo is also currently an Operating Partner in Hill Path, a private equity partnership that invests private equity in the public markets. He has 40 years of experience in the financial services industry. From 2012 to 2013, he was Chairman and President of Monitise Americas, Inc., a provider of mobile banking, payments and commerce solutions. From 2009 to 2011, he was Executive Vice President of the Payment Solutions Group at Fidelity National Information Services, Inc. and, before that, Senior EVP of the Payment Solutions Group (1997-2009) and member of the Corporate Risk Management Committee at Metavante Technologies, Inc. until the company’s merger with FIS in 2009. Mr. D’Angelo retired from FIS in 2012. Prior to FIS, he was employed by Diebold (1979-1997), where he held several executive management positions such as VP of Service Operations, Head of Product Management, VP Client Services and Software Engineering, and CEO at Diebold, Inc. Mexico (1994-1996), living in Mexico City. From 1969 to 1979, he worked at Burroughs Corporation (now, Unisys Corporation) in software engineering, product management and client service management positions. Mr. D’Angelo is a past director and served on the Executive Committee of Contact Solutions, Inc., a provider of voice and mobile customer care solutions, as well as a director of ISF, a provider of system solutions to state and local government agencies. He is a past Chairman of the Electronic Funds Transfer Association and served on the Payments Advisor Counsel of the Federal Reserve Bank of Philadelphia. He is also on the board of directors for Walsh University in Ohio, serves on the Walsh University Executive Committee, is Chairman of the Walsh University Finance and Audit Committee, and a member of its Investment Committee and Technology Committee. Mr. D’Angelo is a graduate of Walsh University with a business and management degree, and a United States Air Force veteran.

Skills and Expertise:

Mr. D’Angelo’s experience in the financial services industry, as well as in operations and management, provides great value to our Board.

Age: 72 Director since: September 2013
Chairman of the Board Compensation Committee Information Technology Committee
Independent

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PROPOSAL 1: ELECTION OF DIRECTORS

Morgan M. Schuessler, Jr.

Mr. Schuessler joined the Company in April 2015 as our President and Chief Executive Officer. See “—Biographical Information of our Executive Officers—” for Mr. Schuessler’s biographical information.

Skills and Expertise:

As a result of Mr. Schuessler’s 20 years of experience in the payments industry, he thoroughly understands the Company’s main market and has developed management and oversight skills that allow him to make significant contributions to the Board.

Age: 47 Director since: April 2015
President and CEO

Olga Botero

Ms. Botero is the founder and managing director of C&S Customers and Strategy, an information technology (“IT”) consultancy firm, and has been a Senior Advisor to the Boston Consulting Group since 2011. She is the Co-Chair of the Colombian Chapter of WCD Women Corporate Directors Foundation since 2016, and a member of the IT advisory committee of Interbank in Peru. Ms. Botero has more than 25 years of experience in leadership roles in financial services telecommunications and technology sectors globally. From 2006 to 2011, she was Group CIO for Grupo Bancolombia, one of the largest financial groups in Colombia, as well as for all of Latin America. In 2017, Ms. Botero obtained the CERT Certificate in Cybersecurity Oversight, conferred by the NACD Cyber-Risk Oversight Program, the world’s first cybersecurity oversight program for corporate directors. Through this program, led by the National Association of Corporate Directors (NACD) and the CERT Division of the Software Engineering Institute (SEI) at Carnegie Mellon University, Ms. Botero completed all the requirements established by the SEI regarding the understanding of cybersecuriy risks and the board’s responsibilities in cyber-risk oversight. Ms. Botero has served as a director on several boards, including ACH Colombia, Todo1 Services, Todo1, Multienlace, Tania, Alianza Fiduciaria, Alianza Valores and Intralinks HLA. She has also been a member of several advisory groups, including the Global Billing Association in the UK, SAP’s Banking Advisory Council, IBM WebSphere Board of Advisors, Accenture’s Global CIO Council Advisory Board, Unisys Global Outsourcing and Infrastructure Services Advisory Council, Cisco’s Latin American Executive Council, and SAS Customer Advisory Board.

Skills and Expertise:

Ms. Botero has deep experience within the IT industry and brings to the Company specific knowledge of payment systems that, combined with her knowledge of and relationships in the Colombian market, is an asset to the Company.

Age: 54 Director since: September 2014
Nominating and Corporate Governance Committee Information Technology Committee (Chair)
Independent

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PROPOSAL 1: ELECTION OF DIRECTORS

Jorge A. Junquera

Until his retirement in February 2015, Mr. Junquera was Vice Chairman of the Board of Directors of Popular. Prior to becoming Vice Chairman, he was Chief Financial Officer of Popular and Supervisor of Popular’s Financial Management Group, positions he held since 1996. From 1999 to 2002, Mr. Junquera was also President of Banco Popular North America. Mr. Junquera was a member of the boards of Banco Popular de Puerto Rico and Banco Popular North America from 2001 until 2013, a member of the board of Centro Financiero BHD in the Dominican Republic from 2001 until 2015 and a member of the board of Popular North America from 1996 until 2015, as well as of various Puerto Rico open-end investment companies from 2010 until 2012. He currently serves as a director of Sacred Heart University in Puerto Rico since 2014.

Skills and Expertise:

Mr. Junquera’s significant experience managing financial institutions and serving on various boards of directors provides him with unique expertise and valuable perspective to assist the Board.

Age: 69 Director since: April 2012
Audit Committee Nominating and Corporate Governance Committee
Independent

Teresita Loubriel

From 1978 until her retirement in 2008, Ms. Loubriel held several positions in Popular and Banco Popular de Puerto Rico including Corporate Controller, General Auditor, Head of Quality Office, Head of the Year 2000 Office and Human Resources Director. When she retired she was Executive Vice President and Executive Officer in charge of Human Resources, Strategic Planning and Corporate Communications. A retired CPA, Ms. Loubriel served as Senior Auditor for PricewaterhouseCoopers LLP from 1974 to 1978. She was on the Board of Trustees of Sacred Heart University in Puerto Rico from 2006 to 2013 and was a member of the Executive and Audit Committees. Ms. Loubriel is currently a member of the Board of Directors of Hogar de Niñas de Cupey, a non-profit organization that shelters girls that have been removed from their homes by the Department of the Family due to abuse or neglect of their parents.

Skills and Expertise:

Ms. Loubriel’s extensive knowledge of human resources, compensation, finance and accounting allows her to make significant contributions to the Board. She also provides thoughtful insight regarding the communication needs of the Company.

Age: 65 Director since: June 2013
Compensation Committee (Chair) Audit Committee
Independent

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PROPOSAL 1: ELECTION OF DIRECTORS

Néstor O. Rivera

Mr. Rivera worked for Banco Popular de Puerto Rico for over 45 years, until his retirement on July 2017, starting his career in 1970 under the Management Associate Program working for the Human Resources Division in charge of the Compensation and Salary Administration Department, and ultimately being appointed as the Director of Human Resources in 1986. During his tenure, he has been responsible for various divisions, such as Bank Operations for both Banco Popular de Puerto Rico and Banco Popular North America, and Asset Protection and Real Estate. Mr. Rivera is credited with establishing the Risk and Fraud Control Division in 2009 to prevent and minimize debit and credit card fraud, and the Technology Management Division to centralize all IT requirements and processes after Popular sold a 51% interest in Evertec to AP Carib Holdings, Ltd. Before assuming his former position as Executive Vice President of Retail Banking and Operations, he was Senior Vice President in charge of the Retail Banking Division from 1988 to 2004. Mr. Rivera received an MBA in banking from the Interamerican University and, before joining Banco Popular de Puerto Rico, he served in the United States Air Force, Air National Guard and United States Air Force Reserve.

Skills and Expertise:

Mr. Rivera’s experience in sales, marketing, risk and operations has provided him with the knowledge and experience to contribute to the development of the Company’s business strategy, which helps the Board in many important areas.

Age: 71 Director since: April 2012

Information Technology Committee

Alan H. Schumacher

Mr. Schumacher has been a member of our Board since April 2013 and served in the position of Interim Lead Independent Director from January 1 to March 31, 2015. Mr. Schumacher is currently a director of Bluelinx Holdings, Inc., Bluebird Bus Holding, Inc., Warrior Met Coal, Inc., and Albertsons Companies. He has also served as a director of other companies including Noranda Aluminum Holding Corporation from 2008 to 2016, Equable Ascent Financial, LLC from 2009 to 2012 and Anchor Glass Container, Inc. from 2002 to 2006. Mr. Schumacher served on the Federal Accounting Standards Advisory Board from 2002 until 2012. He also served on the Board of Quality Distribution Inc. from 2004 to 2015. Mr. Schumacher worked for 23 years at American National Can Corporation and American National Can Group, where he served as Executive Vice President and CFO from 1997 until his retirement in 2000, and Vice President, Controller and Chief Accounting Officer from 1988 to 1996.

Skills and Expertise:

As a former CFO and member of the Federal Accounting Standards Advisory Board, Mr. Schumacher brings to our Board substantial expertise in accounting, and the review and preparation of financial statements and internal controls, which he draws upon as our Audit Committee Chairman, while his vast experience in management at various entities has allowed him to make valuable contributions to the Board in its oversight functions.

Age: 71 Director since: April 2013
Audit Committee (Chair) Nominating and Corporate Governance Committee
Independent

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PROPOSAL 1: ELECTION OF DIRECTORS

Brian J. Smith

Mr. Smith currently serves as Group President of EMEA (Europe, Middle East & Africa) for The Coca-Cola Company since August 1, 2016. Before that, he served as Group President of Latin America (Central America, South America, Mexico and the Caribbean), a position he held since January 2013. The Latin America Group represented $4.9 billion in net revenue and operating income of $2.9 billion in 2013. He was President of Coca-Cola’s Mexico division from October 2008 to January 2013, and President of the Brazil division from August 2002 to October 2008. Mr. Smith has also held other strategic and management roles since joining The Coca-Cola Company in 1997, including Latin America Group Manager for Mergers and Acquisitions where he was responsible for bottler and brand transactions in Latin America. Mr. Smith holds a Master of Business Administration from the University of Chicago.

Skills and Expertise:

Like other members of the Board, Mr. Smith has substantial managerial experience in Latin America. His extensive experience in management makes him a valuable asset to the Company.

Age: 62 Director since: February 2015
Audit Committee Compensation Committee
Independent

Thomas W. Swidarski

Mr. Swidarski’s career spans over 35 years in the financial services and payments industries. He currently serves as CEO of The Telos Alliance, a global audio technology company whose products and services help radio and TV stations produce better programming. Mr. Swidarski also serves on the board of another publicly-traded company, Altra Industrial Motion Corp (“Altra Industrial”). Altra Industrial is a leading global designer and manufacturer of quality power transmission and motion control products used in a variety of industrial applications. He is also Chairman of three privately held technology companies, Bancsource, Inc., Paragon, and Asurint. From 2006 to 2013, Mr. Swidarski was Chief Executive Officer and President of Diebold, Inc., a $3 billion global leader in providing integrated self-service transaction (ATMs) and security systems to the financial, commercial and retail markets in 100 countries. Prior to becoming CEO and President, Mr. Swidarski was Chief Operating Officer and President of Diebold, and served in various other senior strategic development and marketing capacities at Diebold since joining the company in 1996. Before joining Diebold, he worked in the banking industry for 16 years, ultimately serving as Vice President of alternative delivery systems for AmeriTrust Bank and Chief Marketing Officer of PNC Bank. Mr. Swidarski is involved in many non-profit organizations and is a trustee for the University of Dayton.

Skills and Expertise:

Mr. Swidarski is a seasoned senior executive with deep industry knowledge. Having served as CEO and President of Diebold, he brings significant international operating and management experience, which adds to the success and growth of the Company.

Age: 59 Director since: December 2014
Nominating and Corporate Governance Committee (Chair) Compensation Committee Information Technology Committee
Independent

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee and the Board intend to appoint Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public account firm for the fiscal year ending December 31, 2018. During the fiscal year ended December 31, 2017, Deloitte served as the independent public auditor of the Company and also provided certain audit-related services.

Neither the Charter nor our By-Laws require that the stockholders ratify the appointment of Deloitte as the Company’s independent auditors. However, the Board is submitting the selection of Deloitte to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board will reconsider whether or not to appoint Deloitte, but may nonetheless appoint such independent auditors. Even if the appointment is ratified, the Audit Committee and the Board, in their discretion, may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders.

The audit reports of Deloitte on the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

Deloitte audited the consolidated financial statements as of and for the year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K and, as part of the audit, has issued a report, included as part of Item 8 of the Company’s Annual Report on Form 10-K, on the effectiveness of our internal control over financial reporting as of December 31, 2017.

Representatives of Deloitte are expected to attend the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to any appropriate questions brought to their attention by stockholders.

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

In the performance of its oversight function, the Audit Committee has considered and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2017—including critical accounting policies, reasonableness of significant estimates and judgment and financial statements disclosures—with management and Deloitte, our independent registered public accounting firm for the 2017 fiscal year. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by AU Section 380 (Statement on Auditing Standards No. 114), Communications with those Charged with Governance (SAS 114), and the Public Company Accounting Oversight Board Standard No. 16 regarding “Communication with Audit Committee.” In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to us is compatible with maintaining the auditors’ independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its Management.

The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of the Company. The Company’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct auditing or accounting reviews, or establish procedures to set auditor independence standards.

Based on the Audit Committee’s consideration of the audited consolidated financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations of the role and responsibilities of the Audit Committee set forth in the charter and those discussed above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

THE AUDIT COMMITTEE

Alan H. Schumacher, Chairman

Jorge A. Junquera

Teresita Loubriel

Brian J. Smith

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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accounting Fees and Services

The following table presents the aggregated fees billed for professional services provided by Deloitte, as the Company’s independent registered public accounting firm, for the fiscal year ending 2017 and 2016, as indicated below.

	Year ended December 31,
	2017	2016
	Deloitte
Audit Fees	$1,854,643	$1,554,559
Audit-Related Fees	$932,686	$879,091
All Other Fees	$0	$—
Total	$2,787,329	$2,433,650

Audit Fees. This category includes fees and expenses related to the audit of our annual financial statements and the effectiveness of our internal controls over financial reporting. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, reviews of offering documents and registration statements for debt and issuance of related comfort letters, reviews of acquisition and integration accounting in connection with reviews of business combinations, review of required regulatory filings of financial statements of business acquired, additional audit work necessary for acquired businesses, and the preparation of any written communications on internal control matters.

Audit-Related Fees. This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

All Other Fees. This category consists of fees for services other than fees for the services listed in the other categories.

Pre-Approval Policies. Pursuant to the rules and regulations of the SEC, before the Company’s independent public accountant is engaged to render audit or non-audit services, the engagement must be approved by the Company’s Audit Committee or entered into pursuant to the committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR 2018.

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BIOGRAPHICAL INFORMATION OF OUR EXECUTIVE OFFICERS

Executive Officers

The following contains biographical information about the Company’s executive officers. Ages are as of the Record Date for the Annual Meeting.

Morgan M. Schuessler, Jr. President & CEO President & CEO since April 2015 Age 47

Mr. Schuessler, Jr. has over 20 years of payment industry leadership experience. He has served as President of International for Global Payments Inc., one of the world’s leading payment processing providers, overseeing the company’s businesses outside of the Americas since 2012. The businesses under his leadership spanned 23 countries throughout Europe and Asia, and encompassed more than 40% of the company’s employees.

From 2008 to 2012, Mr. Schuessler served as Global Payment’s Executive Vice President and Chief Administrative Officer with responsibility for the company’s global operations, human resources, corporate marketing and communications, real estate services and money transfer business. In this position, he led the implementation of the worldwide credit and risk function, and the creation of the company’s first global operations center in Manila, Philippines. Prior to joining Global Payments, Mr. Schuessler served in several leadership positions with American Express, Inc. including Vice President, Global Purchasing Solutions, with responsibility for managing the company’s purchasing card business globally. Additionally, he served in various sales, marketing, strategy and product management positions. Mr. Schuessler was a member of Visa’s Senior Client Council and the UnionPay International Member Council, the international division of China UnionPay.

He holds a bachelor’s degree from New York University and an MBA from Emory University’s Goizueta Business School where he currently serves on the Executive Committee of the Dean’s Advisory Board. As a result of Mr. Schuessler’s 20 years of experience in the payments industry, he thoroughly understands the Company’s main market and has developed management and oversight skills that allow him to make significant contributions to the Board.

Peter J.S. Smith Executive Vice President and Chief Financial Officer Chief Financial Officer (“CFO”) and Treasurer since 2015 Age 50

Prior to joining the Company, Mr. Smith served as Chief Accounting Officer and Corporate Senior Vice President of Fidelity National Information Services, Inc. from May 2013 to May 2015. In this role, Mr. Smith was FIS’ principal accounting officer responsible for enterprise-wide accounting operations and systems, financial controls and external reporting. From October 2009 to May 2013, Mr. Smith served as Senior Vice President and Segment Controller. In this position, he was responsible for managing the finance and accounting functions for FIS’ Payments Solutions Group segment. Before joining FIS, Mr. Smith held finance roles of increasing responsibility at Metavante Technologies, Inc. from 2005 to 2009 and served as Segment Chief Financial Officer of the Payments Solutions Group of Metavante Corporation from 2008 to 2009. As part of his responsibilities, he teamed up with business partners to successfully acquire, integrate and grow numerous businesses and go public. Prior to joining Metavante, Mr. Smith spent seven years in Silicon Valley and served as the Worldwide Sales Controller of Openwave Systems Inc., beginning in June 2002. Before this role, he worked for PricewaterhouseCoopers LLP in its San Jose, CA office.

Mr. Smith received his bachelor’s degree from the University of Pennsylvania and holds a master’s degree in taxation from San Jose State University. He is a Certified Public Accountant.

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BIOGRAPHICAL INFORMATION OF OUR EXECUTIVE OFFICERS

Paola Pérez Executive Vice President – Human Resources Executive Vice President since February 2018 Age 34

Ms. Pérez joined the Company in 2011 as Director of Internal Audit responsible for the implementation of the Sarbanes-Oxley Program and coordination of the Company’s internal audit function, reporting to the Audit Committee of the Board.

She obtained her bachelor of science in accounting from Fairfield University in May 2005 and is a Certified Public Accountant since February 2009. She worked in Chartis as an External Reporting Manager of the Latin America Region and in PriceWaterHouseCoopers where she worked as a senior auditor. During her time in PriceWaterHouseCoopers she worked with different public clients from the financial services and health care industries. In 2015, she was recognized by Caribbean Business with the 40 Under 40 award.

Carlos J. Ramírez Executive Vice President – Sales Puerto Rico Executive Vice President since April 2012 Age 56

Mr. Ramírez joined the Company in April 2004 as Head of Business Development. Before joining the Company, Mr. Ramírez worked for 21 years at GM Group, Inc. holding various senior positions in product and sales management, including Systems Engineer from 1983 to 1984, Sales Manager for Multiple Computer Services from 1984 to 1990 and Senior Executive Vice President for the International Division from 1990 to 1997. He is a member of the Puerto Rico Chamber of Commerce and the Puerto Rico Sales and Marketing Association. Mr. Ramírez has received numerous commendations including the Teodoro Moscoso Award from the Puerto Rico Chamber of Commerce; the Top Management Award in Sales from the Puerto Rico Sales & Marketing Association; the Service Manager of the Year, Metro Region award from the Puerto Rico Manufacturers Association; and a People to Watch recognition from Caribbean Business in 2009.

Mr. Ramírez received his Bachelor of Science degree in Computer and Systems Engineering from Rensselaer Polytechnic Institute in New York.

Luis A. Rodríguez Executive Vice President & General Counsel – Legal, Compliance and Corporate Development Executive Vice President and General Counsel since February 2016 Age 40

Prior to joining the Company in May 2015, Mr. Rodríguez served as Executive Director at J.P. Morgan’s Emerging Markets Credit Desk in New York. During his 15 years of professional experience in the Puerto Rico, United States and Latin America markets, Mr. Rodríguez also served as Assistant Secretary for the Department of Economic Development and Commerce of Puerto Rico, Vice President of Deutsche Bank Securities Inc.’s Distressed Products Group and Emerging Markets Latin America Credit Trading Group in New York, and as an associate at the law firm Davis Polk & Wardwell in New York.

Mr. Rodríguez possesses a Bachelor’s degree from the Woodrow Wilson School of Public and International Affairs at Princeton University. He also holds a Juris Doctor from Stanford Law School.

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BIOGRAPHICAL INFORMATION OF OUR EXECUTIVE OFFICERS

Guillermo Rospigliosi Executive Vice President – Product, Marketing and Innovation Executive Vice President since April 2016 Age 44

Mr. Rospigliosi has 20 years of experience in the payments, financial services, innovation, and technology sectors and is passionate about the connection of commerce and technology. Mr. Rospigliosi held regional Latin American roles at Visa for 11 years. Previous to joining the Company, he served as Chief Risk Officer for Visa in Latin America and before that he was the Managing Director for Latin America at CyberSource, a Visa subsidiary, where he was responsible for establishing and growing the business. Prior to that, his experience includes working at Citibank in New York and Banco de Crédito in Peru.

He graduated from University of Lima with a Bachelor’s degree in Business Administration and holds an MBA from the University of Texas in Austin.

Philip E. Steurer Executive Vice President and Chief Operating Officer Executive Vice President and Chief Operating Officer (“COO”) since August 2012 Age 49

Before joining the Company, Mr. Steurer worked for over 11 years at First Data Corporation, holding various positions, such as Senior Vice President, Latin America and Caribbean from 2003 to 2012, and Vice President and General Manager at PaySys Intl. (a subsidiary of First Data Corporation) from 2001 to 2003. Prior to that, his experience includes serving as Unit Manager of Credit Services at Sears Roebuck & Company, Senior Manager of the Card Processing Center of EDS Africa, Ltd., Manager of Contract Administration at Electronic Data Systems, as well as an Assistant Bank Examiner at the Federal Deposit Insurance Corporation.

Mr. Steurer holds an MBA in Finance from Indiana University, and a Bachelor of Business Administration degree in Finance from the University of Notre Dame.

Miguel Vizcarrondo Executive Vice President – Payment Services – Puerto Rico & Caribbean, Business Solutions and Merchant Acquiring Executive Vice President since February 2012 Age 44

Prior to joining the Company, Mr. Vizcarrondo worked in Banco Popular de Puerto Rico for 14 years where he served as Portfolio Manager of the Treasury Division from 1996 to 2000, Vice President of Corporate Banking from 2000 to 2006, and Senior Vice President of Merchant Acquiring Solutions from 2006 until joining the Company in September 2010 as Evertec Group Senior Vice President and Head of Merchant Acquiring. Mr. Vizcarrondo currently serves as a Director of the Puerto Rico Pee Wee Football League and as a member of the Global Payments Innovation Jury. He is a former president of the Puerto Rico Association for Financial Professionals, has served on Visa Latin America Acquirer and Emerging Payments Committees. Mr. Vizcarrondo has received numerous acknowledgements including a 40 Under 40 award from Caribbean Business in 2012 and a People to Watch recognition from Caribbean Business in 2011.

Mr. Vizcarrondo received his Bachelor of Science degree in Management, with a concentration in Finance, from Tulane University in New Orleans, Louisiana.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis (“CD&A”) as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Teresita Loubriel, Chairwoman

Frank G. D’Angelo

Brian J. Smith

Thomas W. Swidarski

Executive Summary

2017 Performance Highlights

2017 was a challenging year for the Company because of the effects of the catastrophic Hurricanes Irma and Maria, which severely impacted Puerto Rico and the Caribbean during the second half of the year. The Company and its employees demonstrated inspiring commitment and resiliency during and in the aftermath of these hurricanes, which created a difficult operating environment and deeply affected the local economies. Despite these challenges, we believe we displayed strong commitments to our communities, our clients, our employees, and our stockholders during 2017.

Financially in 2017, the Company’s GAAP diluted earnings per common share amounted to $0.76, a decrease of 25% compared with 2016. The Company’s 2017 Adjusted Earnings per common share amounted to $1.47, a decrease of 12%. Total revenue for 2017 was $407.1 million, an increase of 5% compared with $389.5 million in 2016. For the year ended December 31, 2017, Adjusted EBITDA was $178.0 million, a decrease of 5% compared with $187.7 million in the prior year.

Other highlights for 2017 include:

•	Closed on the acquisition of PayGroup, a Chilean-based payment processing and software company on July 3, 2017.

•	Returned nearly $29 million to stockholders in share repurchase and dividends.

•	Delivered strong operating cash flow in the amount of $146 million.

•	Reorganized our operating segments in the quarter ended December 31, 2017. The Company’s operating segments are now as follows: (1) Merchant Services, (2) Payment Services (Puerto Rico and the Caribbean), (3) Payment Services (Latin America), and (4) Business Solutions.

Executive Compensation Highlights

The Company’s intent is to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Furthermore, Evertec’s compensation philosophy has been, and continues to be, to target the market 25th percentile in recognition of the size differentials that exist between Evertec and our peer companies, as well as the challenges in identifying good business matches within desired size parameters.

Our compensation program for our NEOs consists of the following core elements:

•	Base salary;

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COMPENSATION DISCUSSION AND ANALYSIS

•	Short-term cash incentives based on performance;

•	Long-term equity incentives based on performance and time served; and

•	Other benefits and perquisites.

On November 2017, after having consulted with its independent compensation consulting firm, F.W. Cook, the Company approved special, one-time, compensation measures. The Compensation Committee believed that these actions were critically important and necessary to assist the Company in retaining key individuals in light of the humanitarian disaster caused by the direct hit of Hurricane Maria and its aftermath in Puerto Rico, as well as taking into account the admirable performance of the executives during and immediately after the hurricanes.

•	Special Equity Grant - a special one-time retention restricted stock unit grant to all executive officers and certain key employees. For further discussion of the Retention Grant, see “—Elements of Compensation—Special Retention Grant.”

•	Cash Bonus Adjustment - performance for the target bonuses was evaluated as of a date prior to the catastrophic effects of Hurricanes Irma and Maria and the results were annualized for purposes of payment of the 2017 cash bonus, subject to a cap of 100% of the original target bonus percentage. For further discussion of the Cash Bonus Adjustment, see “—Elements of Compensation—Annual Cash Bonus.”

Named Executive Officers (NEOs)

The table below sets forth a list of our NEOs for 2017. All of our NEOs, expect for Mr. Steurer, are employed by Evertec Group. Mr. Steurer is employed by Evertec USA, LLC. All of our NEOs also serve in similar functions for the Company.

Name	Title
Morgan M. Schuessler, Jr.	President and Chief Executive Officer
Peter J.S. Smith	Executive Vice President, Chief Financial Officer and Treasurer
Guillermo Rospigliosi	Executive Vice President and Head of Product, Marketing and Innovation
Philip E. Steurer	Executive Vice President and Chief Operating Officer
Miguel Vizcarrondo	Executive Vice President and Head of Payment Services—Puerto Rico & Caribbean, Business Solutions and Merchant Acquiring

Compensation Philosophy and Objectives

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence with our general compensation philosophy and objectives. As part of its duties and responsibilities, the Compensation Committee determines our CEO’s compensation, approves the compensation of our other executive officers and directors, and administers our equity-based compensation plans, in which our NEOs may participate. The Compensation Committee is also charged with overseeing the risk assessment of our compensation arrangements applicable to our executive officers and other employees, and reviewing and considering the relationship between risk management policies and practices, and compensation.

The Compensation Committee meets as often as necessary, but at least once annually. While ultimate responsibility for compensation recommendations rests with the Compensation Committee, the Compensation Committee has the authority to hire a compensation consultant to assist it in fulfilling its duties.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee uses F.W. Cook to assist it in undertaking a comprehensive review of our entire executive compensation program. The Compensation Committee assessed the independence of F.W. Cook and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules, and determined that F.W. Cook was independent.

This Compensation Discussion and Analysis reflects a discussion of our compensation objectives and philosophy, as well as the elements of our total NEO compensation packages in addition to information regarding certain compensation changes implemented for 2017 and 2018. The Compensation Committee may conduct further review of the executive compensation philosophy and objectives from time to time and reserves the right to make changes to the executive compensation practices as it considers appropriate.

The Committee’s intent is to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Furthermore, Evertec’s compensation philosophy has been and continues to be to target the 25th percentile of the peer groups listed further below in recognition of the size differentials that exist between Evertec and the peer companies, as well as the challenges in identifying good business matches within desired size parameters.

The philosophy embedded in our compensation program is to:

•	Support an environment that rewards performance against established goals;

•	Provide fair base compensation and benefits for management stability and incentive compensation to support our short- and long-term success;

•	Align the interests of executives with the long-term interests of stockholders through equity-based awards that may result in stock ownership; and

•	Develop incentives to achieve high levels of performance while not encouraging excessive risk taking in the business.

Compensation for our NEOs has been designed to provide rewards commensurate with each NEO’s contribution. Our executive compensation strategy is designed to:

•	Attract and retain highly qualified executives;

•	Provide executives with compensation that is competitive within the industry in which we operate;

•	Establish compensation packages that take into consideration the executive’s role, qualifications, experience, responsibilities, leadership potential, creativity, individual goals and performance; and

•	Align executive compensation to support our business objectives.

Role of Executive Officers in Compensation Decisions

Our CEO defines and recommends to the Compensation Committee the corporate and personal objectives for each of our other NEOs annually. The Compensation Committee has the authority to modify these objectives as deemed necessary and approve the final incentive opportunity which will be communicated by the CEO to such NEOs.

Our CEO reviews the performance of each of our other NEOs annually and formulates recommendations based on these reviews, including recommendations with respect to salary adjustments and annual incentive award target and actual payout amounts. These recommendations are presented to the Compensation Committee, which has the discretion to modify any recommended adjustments or awards to executives, including our NEOs.

The Compensation Committee has final approval over all compensation decisions for our NEOs and approves recommendations regarding cash and equity awards to all of our NEOs. Although the CEO is present to discuss recommendations pertaining to each of our other NEOs, our CEO is not permitted to attend those portions of any meetings of the Compensation Committee at which the CEO’s performance or compensation is discussed, unless specifically invited by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Competitive Compensation Practices

Since 2014, as part of the Company’s comprehensive review of its compensation programs and practices, the Compensation Committee, with assistance from F.W. Cook, established an executive compensation peer group to assist in evaluating the competitiveness of NEO compensation in terms of both dollar opportunity and compensation structure and design.

In narrowing its focus of comparable companies for consideration, the Compensation Committee, in general, utilized the following factors for screening purposes: (i) the extent to which the peer companies compete with Evertec in one or more lines of business, for executive talent and for investors; (ii) comparability of revenues, market capitalization, total assets and number of employees; (iii) statistical reliability in terms of the total number of companies in the peer set; and (iv) the prevalence of companies in the peer frames of other similarly situated competitors (i.e., “peer of peer” analysis). Given the Company’s location in Puerto Rico, the Compensation Committee must balance the challenges of attracting and retaining experienced local executive talent with talent from the mainland United States and elsewhere. To this end, the Compensation Committee also reviews from time to time compensation data for several publicly traded companies that are native to Puerto Rico in an effort to monitor the local marketplace for executive talent.

As a matter of good governance practice, the Compensation Committee is committed to periodically reviewing the list of peer companies to ensure the appropriateness of this group on an ongoing basis and make changes, if necessary. Such a review was conducted in the fall of 2016 with the assistance of F.W. Cook. As a result of this review, the Compensation Committee decided to remove Fidelity National Information Services and Fiserv, and add Black Knight Financial Services and Verifone Systems to the peer group. Additionally, Heartland Payment Systems was removed from the peer group due to its acquisition by Global Payments. For 2017, our peer group included the following companies:

ACI Worldwide	Everi (Formerly Global Cash Access Holdings)	Vantiv
Black Knight Financial Services	Global Payments	Verifone Systems
Broadridge Financial Solutions	Henry (Jack) & Associates	WEX
Cardtronics	MoneyGram International
Euronet Worldwide	Total System Services

Evertec’s compensation philosophy has been and continues to be to target the 25th percentile of the above peer group in recognition of the size differentials that exist between Evertec and the peer companies, as well as the challenges in identifying good business matches within the desired size parameters.

The Compensation Committee’s access to competitive benchmarking is a critical element to understanding the current environment for executive talent. Along with other factors, this information enables the Compensation Committee to make well-informed decisions on recruitment and retention of key executives.

F.W. Cook last prepared a benchmark compensation study for the Compensation Committee for NEOs in February of 2017, and for directors in July of 2017.

Elements of Compensation

The Compensation Committee believes the compensation packages provided to our executives, including our NEOs, should include both cash and equity-based incentives that reward performance against established goals and that discourage management from taking unnecessary and/or excessive risks that may harm the Company.

Our compensation program for our NEOs consists of the following core elements:

•	Base salary;

•	Short-term cash incentives based on performance;

•	Long-term equity incentives based on performance and time-served; and

•	Other benefits and perquisites.

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COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

We provide our NEOs and other employees with a base salary to compensate them for services rendered during the year. This fixed element of our compensation program is determined for each executive based on position and scope of responsibility. Annual base salary for our NEOs is subject to review by the Compensation Committee for possible increase at the Board’s sole discretion. In reviewing base salaries, the Compensation Committee may consider (i) changes in the executive’s individual responsibility; (ii) analysis of the executive’s compensation both internally (i.e., relative to other Evertec officers) and externally (i.e., relative to similarly situated executives at peer companies); and (iii) the executive’s individual performance, among other factors.

Having considered these factors and to ensure total compensation packages that are competitive with those provided by the peer companies in which we compete for top executive talent, and after consultation with F.W. Cook, the Compensation Committee approved the following base salaries for our NEOs, which were increased effective as of June 30, 2017.

Named Executive Officers	2017 Base Salary ($)	2016 Base Salary ($)	Percent Change
Morgan M. Schuessler, Jr.	675,000	650,000	3.85%
Peter J.S. Smith	400,000	350,000	14.29%
Guillermo Rospigliosi	330,000	325,000	1.54%
Philip E. Steurer	315,000	285,000	10.53%
Miguel Vizcarrondo	309,000	300,000	3.00%

In February 2018, upon the recommendation of the Compensation Committee, Evertec’s Board approved a base salary increase for Mr. Steurer of 4.76% (to $330,000), mainly due to the assumption of increased responsibilities. Mr. Steurer is the only NEO who received a base salary increase.

Annual Cash Bonus

Our Compensation Committee, with F.W. Cook’s recommendations, places considerable weight on the achievement of certain quantitative factors as reflected in the corporate component of the cash bonus under the Company’s annual cash bonus program, thus strengthening our commitment to a pay-for-performance compensation philosophy.

In February 2017, the Compensation Committee reaffirmed the Company’s annual cash bonus program. For our CEO and CFO, the corporate and individual objective components were established at 90% and 10% of the overall bonus targets, respectively. For NEOs in charge of business segments, a business metric was established at 60%, and the corporate and individual components were established at 20% and 20% of the overall bonus targets, respectively. For executives with support functions, (to which the business metric was not applicable), the corporate component and individual components were established at 90% and 10% of the overall bonus targets, respectively.

Under the annual cash bonus program, the Compensation Committee establishes specific performance objectives for the Company, as well as threshold, target and maximum levels based on actual achievement.

The corporate component of the potential cash bonus was to be triggered if the Company achieved at least 95% of each of our revenue (weighted at 40%) and Adjusted Net Income (weighted at 60% targets for the fiscal year, with our NEOs receiving 50% of the corporate component at the 95% performance level, up to 150% of the corporate component at 110% of our targeted corporate metrics, with linear interpolation between the 95% and 110% performance levels. Furthermore, our NEOs were eligible to earn a cash bonus of 0% to 150% of the individual component based on each executive’s individual performance.

Performance through August 2017 indicated that the NEOs were on track to surpass certain of the relevant performance metrics. However, the effects of Hurricanes Irma and Maria and their aftermath dramatically affected their attainability. In November 2017, after consultation with F.W. Cook, and in recognition of the performance of the NEOs prior to these unexpected and catastrophic events and their exemplary

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COMPENSATION DISCUSSION AND ANALYSIS

performance during and immediately after the hurricanes, the Compensation Committee recommended to the Board, and the Board approved, the Cash Bonus Adjustment. The “Cash Bonus Adjustment” consists of an adjustment to the calculation of the 2017 NEOs cash bonuses whereby the bonus targets would be evaluated as of a date prior to the hurricanes and the results would be annualized for purposes of the 2017 cash bonus, subject to a cap of 100% of the original target bonus percentage.

The target annual cash bonus as a percentage of salary is a mix between corporate performance, business metric, and individual performance elements. Also, the executive’s successful implementation and completion of audit observations, enterprise risk management action items and achievement of the financial budget are considered as part of the actual bonus payout calculation. The actual bonus payout after the implementation of the Cash Bonus Adjustment for each of our NEOs for 2017 were as follows:

Named Executive Officers	Target Bonus Percentage (%)	Corporate Performance Percentage (%)	Business Metric Percentage (%)	Individual Performance Percentage (%)	Target Bonus ($)	Actual Bonus Payout ($)(1)
Morgan M. Schuessler, Jr.	100.0	90.0	—	10.0	675,000	675,000
Peter J. S. Smith	75.0	90.0	—	10.0	300,000	300,000
Guillermo Rospigliosi	75.0	90.0	—	10.0	247,500	222,750
Philip E. Steurer	75.0	90.0	—	10.0	236,250	236,250
Miguel Vizcarrondo	75.0	20.0	60.0	20.0	231,750	203,361
(1)	Final payout includes adjustments in connection with budget, enterprise risk action plans and audit findings.

The actual bonus payouts described in the table above and paid to our NEOs for fiscal year 2017 were calculated based on the Company’s performance until August 31, 2017, which performance was then annualized as per the Cash Bonus Adjustment. August 31, 2017 was the date prior to the hurricanes that the Compensation Committee used for the Cash Bonus Adjustment. The results of the annualized performance calculation showed that management was above 100% of the relevant revenue and Adjusted Net Income targets. Accordingly, the Compensation Committee approved a payment based on the cap of 100% of the targets.

In February 2018, the Compensation Committee approved the Company’s annual cash bonus program for the year 2018, as follows. For our CEO and CFO, the corporate and individual objective components were established at 90% and 10% of the overall bonus targets, respectively. For executives in charge of business segments, a business metric was established at 60%, and the corporate and individual components were established at 20% and 20% of the overall bonus targets, respectively. For executives with support functions (to which the business metric is not applicable), the corporate component and individual components were established at 75% and 25% of the overall bonus targets, respectively.

In addition, the Compensation Committee, in consultation with F.W. Cook, approved an additional screen to strengthen and reward individual performance and accountability and, at the same time, implement a minimum level of individual performance necessary in order for our NEOs to receive the annual cash bonus for 2018 (the “Cash Bonus Modifier”). Pursuant to the Cash Bonus Modifier, a NEO’s individual objective component of the annual cash bonus will be assessed and given a performance rating. If the NEO’s individual performance rating is “unacceptable,” such NEO will not receive an annual cash bonus. Other ratings for NEOs will result in the individual performance component to be modified by factors ranging from 50% for a rating of “needs development” to 150% for a rating of “exceptional performance.”

Long-Term Equity Incentives

In connection with our initial public offering, we adopted the Evertec, Inc. 2013 Equity Incentive Plan (the “2013 Plan”), under which stock options, restricted stock and other equity awards have been granted. The Compensation Committee has been delegated the responsibility to administer these plans. Our Compensation Committee believes that a long-term incentive design linked to strong pay-for-performance principles is appropriate to ensure executive ownership and linkage to the long-term interests of Evertec stockholders. As a result, since 2015, our NEOs have been awarded with grants of restricted stock units (“RSUs”) under the 2013 Plan. RSU awards provide for the grant of both performance-based and time-based

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COMPENSATION DISCUSSION AND ANALYSIS

RSUs designed for the dual purpose of serving as an incentive vehicle to help ensure that key employees are linked to the Company’s overall performance in future years and as a retention mechanism.

Following a comprehensive review of the Company’s long-term incentive plan, in 2016 the Compensation Committee established Adjusted EBITDA as the primary performance measure while maintaining focus on total stockholder return (“TSR”) through the use of a performance modifier. The TSR modifier adjusts the shares earned based on the core Adjusted EBITDA performance upwards or downwards (+/- 25%) based on the Company’s relative TSR at the end of the three-year performance period as compared to companies in the Russell 2000 Index. The Compensation Committee’s decision was influenced by the macroeconomic conditions currently present in Puerto Rico and a focus to place more emphasis on operational performance that is within management’s control.

For 2017, the Compensation Committee approved grants of performance-based RSUs and time-based RSUs to its NEOs, including its CEO, to be granted with a distribution mix of 50% time-based units and 50% performance-based units.

Performance-based RSUs

The Adjusted EBITDA performance measure was calculated for the one-year period commencing on January 1, 2017 and ending on December 31, 2017, relative to the goals set by the Compensation Committee for this same period. The shares earned according to the table below are also subject to a three-year service period before vesting measured from the date of the grant:

Performance Level(1)	Evertec 1-Year Adj. EBITDA for 2017 (amounts in millions)	Payout Percentage
Maximum	$203 or Above	200%
Target	184	100%
Threshold	179	60%
Less Than	179	—%

(1)	Performance between levels is linearly interpolated.

The earned number of EBITDA RSUs are then modified by relative TSR performance, which will continue to be measured against the Russell 2000 Index over a three-year period. The following table summarizes the relationship between the Company’s actual TSR performance when compared with the TSR performance of the members of the Russell 2000 Index and the associated modifier for the performance achieved:

Performance Level(1)	Company Percentile Rank vs. Peer Companies	Relative TSR Multiplier
Maximum	75th Percentile or Above	1.25
Target	50th Percentile	1.00
Threshold	35th Percentile	0.75

(1)	Performance between levels is linearly interpolated.

Time-based RSUs

The time-based RSUs granted by the Company to its NEOs will vest in three equal installments on February 24, 2018, 2019 and 2020, provided that the NEO remains continuously employed with the Company during such time period except as otherwise set forth in the applicable award agreement.

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COMPENSATION DISCUSSION AND ANALYSIS

The 2017 long term equity incentive awards to our NEOs were as follows:

			RSUs Granted
Name	Base Salary ($)	Total Award Value ($)	Time- based (#)(1)	Performance- based (#)(2)	Total (#)
Morgan M. Schuessler, Jr.	675,000	3,000,000	85,960	77,922	163,882
Peter J.S. Smith	400,000	1,000,000	28,653	25,974	54,627
Guillermo Rospigliosi	330,000	450,000	12,894	11,688	24,582
Philip E. Steurer	315,000	525,000	15,043	13,636	28,679
Miguel Vizcarrondo	309,000	525,000	15,043	13,636	28,679

(1)	As of the grant date, the closing Common Stock price was $17.45.

(2)	As of the grant date, the Monte Carlo simulation value for all executives was $19.25.

The total award dollar value was divided equally between time-based RSUs and performance-based RSUs. The actual number of RSUs granted for time-based RSUs was determined by dividing the award dollar value by the price of our Common Stock on the close of business of the date of grant. The actual number of RSUs granted for performance-based RSUs tied to Adjusted EBITDA with a TSR modifier was determined by dividing the award dollar value by a Monte Carlo simulation value that factors future stock prices for the Company and companies in the Russell 2000 Index.

As the Adjusted EBIDTA threshold target for 2017 was not achieved principally due to the effects of Hurricane Maria, the performance RSUs Awards for our NEOs for 2017 were automatically forfeited.

For 2018, the Compensation Committee reaffirmed using an Adjusted EBITDA target with the TSR Modifier for the performance-based RSUs. The Adjusted EBITDA performance measure for 2018 shall be calculated for the one-year period commencing on January 1, 2018 and ending on December 31, 2018, relative to the goals set by the Compensation Committee for this same period. The shares earned according to the table below are also subject to a three-year service period before vesting measure from the date of the grant:

Performance Level(1)	Evertec 1-Year Adj. EBITDA for 2018 (amounts in millions)	Earned Percentage
Maximum	$196.4 or Above	200%
Target	178.5	100%
Threshold	173.1	60%
Less Than	173.1	—%

(1)	Performance between levels is linearly interpolated.

As in 2017, the earned number of EBITDA RSUs will then modified by relative TSR performance, which will continue to be measured against the Russell 2000 Index over a three-year period. For 2018, the Compensation Committee approved grants of time-based RSUs and performance-based RSUs to its NEOs, to be granted with a distribution mix of 50% time-based units and 50% performance-based units; provided, however, that the distribution mix for our CEO will be 40% time-based units and 60% performance-based units.

    Evertec, Inc. - 2018 Proxy Statement    33

COMPENSATION DISCUSSION AND ANALYSIS

The 2018 long term equity incentive awards for our NEOs are as follows:

			RSUs Granted
Name	Base Salary ($)	Total Award Value ($)	Time- based (#)(1)	Performance- based (#)(2)	Total (#)
Morgan M. Schuessler, Jr.	675,000	3,000,000	74,074	99,667	173,741
Peter J.S. Smith	400,000	1,000,000	30,864	27,685	58,549
Guillermo Rospigliosi	330,000	—	—	—	—
Philip E. Steurer	330,000	525,000	16,203	14,534	30,737
Miguel Vizcarrondo	309,000	525,000	16,203	14,534	30,737

(1)	As of the grant date, the closing Common Stock price was $16.20.

(2)	As of the grant date, the Monte Carlo simulation value for all executives was $18.06.

Special Retention Grant

As reported in the Company’s Form 8-K filed on November 13, 2017, on November 10, 2017 the Compensation Committee recommended, after consultation with F.W. Cook, and the Board approved a one-time special grant of RSUs pursuant and subject to the Company’s 2013 Equity Incentive Plan as a retention grant to all executives and certain key employees (the “Retention Grant”). The Compensation Committee believed that this action was necessary to assist the Company in retaining key individuals in light of the humanitarian disaster caused by the direct hit of Hurricane Maria and its aftermath in Puerto Rico. The hardships associated with this catastrophic event severely heightened the possibility that executives and key employees would entertain and accept offers from competitors located outside Puerto Rico and, in particular, in the United States. As we previously disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K under the Risk Factor titled “The ability to recruit, retain and develop qualified personnel is critical to our success and growth,” recruiting and retaining qualified personnel in Puerto Rico is particularly challenging, given the poor state of the Puerto Rican economy and the increased emigration of Puerto Ricans following Hurricanes Irma and Maria; as such, the Company’s efforts to retain and develop personnel may also result in significant additional expenses.

The RSUs under the Retention Grant were granted on November 20, 2017 and the number of RSUs granted were based on the Company’s closing common stock price on the grant date. These RSUs are subject to time-based restrictions and will vest 40% on the second anniversary and 60% on the third anniversary of the date of the grant. The following table sets forth the total award value approved for the Retention Grant for each of our 2017 NEOs:

Name	Total Award Value ($)	Total RSUs Granted (#)(1)

Morgan M. Schuessler, Jr.	3,000,000	223,880

Peter J.S. Smith	1,000,000	74,626

Guillermo Rospigliosi	500,000	37,313

Philip E. Steurer	500,000	37,313

Miguel Vizcarrondo	500,000	37,313

(1)	As of the grant date, the closing Common Stock price was $13.40.

Other Compensation

Statutory Cash Bonus Payment

In 2017, each NEO received a Christmas bonus. As a general rule, Puerto Rico law requires companies to provide employees who worked more than 700 hours in a year an amount which cannot be less than $600 as

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COMPENSATION DISCUSSION AND ANALYSIS

a Christmas bonus, which must be paid on or before the 15th day of December. In 2017, our practice was to pay a Christmas bonus to employees in Puerto Rico in an amount equivalent to 4.17% of the employee’s base salary for employees hired before October 29, 2012 and 3.00% of the employee’s base salary for employees hired after this date.

Benefits and Perquisites

Our NEOs participate in the same benefit programs as the rest of our general employee population. These benefits include health insurance coverage, short- and long-term disability insurance, and life insurance, among others. In addition, in order to better enable us to attract, retain and motivate employees for key positions, we provide limited perquisites to our NEOs to assist them in carrying out their duties and increasing productivity. We believe these perquisites, which do not constitute a significant portion of our NEOs’ total compensation package, are reasonable, customary with local practice, and consistent with our overall compensation philosophy. In 2017, these perquisites included the use of Company-owned automobiles, periodic comprehensive medical examinations, and club membership fees for certain of our NEOs.

Most of our NEOs, as well as all other employees, were eligible to participate in the Evertec Group Savings and Investment Plan in 2017. This plan is a tax-qualified retirement savings plan (similar to a 401(k) plan) to which all of our Puerto Rico employees were able to contribute up to $15,000 in 2017 on a pre-tax basis-and up to 10% after tax-of their total annual compensation. We match 50% of the employee contributions up to 3% of base salary. All matching contributions to the Evertec Group Savings and Investment Plan vest 20% each year over a five-year period. In 2017, Mr. Steurer was the only NEO not to participate in the Evertec Group Savings and Investment Plan.

Tax Deductibility of Executive Compensation

The Compensation Committee intends that all applicable compensation payable for NEOs be deductible for income tax purposes, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation. For 2017, the Company was not subject to the limitations of Section 162(m) of the U.S. Internal Revenue Code.

Stock Ownership Guidelines

The Stock Ownership Guidelines for directors, NEOs and certain other key employees of the Company, as adopted by our Compensation Committee, were established to align the financial interest of the directors and certain officers of the Company with those of the Company’s stockholders. The guidelines provide for ownership levels to be based on the fair market value of the Company’s Common Stock.

Furthermore, the Compensation Committee believes that the investment community values stock ownership by the Company’s directors and NEOs and that share ownership demonstrates a commitment to and belief in the long- term profitability of the Company. Our NEOs and other key officers are generally subject to the following ownership guidelines:

Designated Owner	Ownership Level
Chief Executive Officer	5 times annual base salary
Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	1 times annual base salary

In July 2017, the Stock Ownerships Guidelines applicable to our directors were revised and amended by the Compensation Committee to maintain an ownership level of 5 times the directors annual cash retainer with a 5-year period to attain.

    Evertec, Inc. - 2018 Proxy Statement    35

COMPENSATION DISCUSSION AND ANALYSIS

Anti-Hedging Policy

Pursuant to our Insider Trading Policy, all our directors, executives and employees may not engage in speculative transactions in Evertec securities. Furthermore, all directors and employees are prohibited from engaging in any transaction in which they profit if the value of our Common Stock declines.

Compensation Risk Assessment

We believe our approach to establishing goals and objectives and setting targets with payouts at multiple levels of performance, combined with the evaluation of performance results, assist in mitigating excessive risk-taking that could harm the Company’s value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. Furthermore, our independent compensation consultant is aware of the potential risks in compensation programs and assisted with the implementation of the following plan design features of the Company’s cash and equity incentive programs for our executives that reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives, and time-based and performance-based (revenue, earnings, and total stockholder return) requirements

•	Maximum payout levels for annual cash bonuses for 2017 were capped at 150% of the executive’s base salary

•	Maximum payout levels for performance-based RSUs under the 2017 awards are capped at 250% of target

•	Equity awards are subject to multi-year vesting

•	Executive and senior officers are subject to share ownership guidelines

•	Compliance and ethical behaviors are integral factors considered in all performance assessments

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation

The following table summarizes the total compensation of each of our NEOs for services rendered during 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)	Non-equity Incentive plan compensation ($)	All other compensation ($)(3)	Total ($)
Morgan M. Schuessler, Jr.	2017	662,500	20,250	6,000,000	(4)	—	675,000	141,362	7,499,112
President and CEO	2016	650,000	19,500	2,730,000	(5)	—	632,297	43,546	4,075,343
	2015	470,000	19,500	3,950,000	(6)	—	497,250	71,943	5,008,693
Peter J.S. Smith	2017	375,000	12,000	2,000,000	(7)	—	300,000	39,798	2,726,798
Executive Vice President, CFO and Treasurer	2016	350,000	10,500	882,000	(8)	—	249,999	266,338	1,758,837
	2015	106,346	—	500,000		—	89,250	68,174	763,770
Guillermo Rospigliosi	2017	327,500	9,900	950,000	(9)	—	222,750	6,937	1,517,087
Executive Vice President and	2016	243,750	9,750	—		—	182,155	122,908	558,563
Head of Product, Marketing and Innovation	2015	—	—	—		—	—	—	—
Philip E. Steurer	2017	298,846	13,125	1,025,000	(10)	—	236,250	30,185	1,603,406
Executive Vice President	2016	285,000	11,875	525,000	(11)	—	212,185	48,583	1,082,643
and COO	2015	285,000	11,875	498,750	(12)	—	215,525	14,219	1,025,369
Miguel Vizcarrondo	2017	304,500	12,875	1,025,000	(13)	—	203,361	75,570	1,621,306
Executive Vice President and Head	2016	300,000	12,500	350,000	(14)	—	203,894	30,737	897,131
of Payment Services—Puerto Rico & Caribbean, Business Solutions and Merchant Acquiring	2015	300,000	12,500	525,000	(15)	—	227,000	18,044	1,082,544

(1)	Consists of the Christmas bonuses paid pursuant to applicable local law in 2015, 2016 and 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

(2)	Aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of awards, refer to Note 15 of the Audited Consolidated Financial Statements included in the Company’s Annual Report.

(3)	All other compensation for 2017 is detailed below:

Name	Car ($)(a)	Matching Contributions to Defined Contribution Plan ($)(b)	Club Membership ($)	Other Payments ($)(c)	Total ($)

Morgan M. Schuessler, Jr.	18,400	6,000	7,988	108,974	141,362

Peter J.S. Smith	11,892	6,370	7,988	13,548	39,798

Guillermo Rospigliosi	—	6,937	—	—	6,937

Philip E. Steurer	—	—	—	30,185	30,185

Miguel Vizcarrondo	13,000	3,751	4,800	54,019	75,570

(a)	Annual car-value depreciation as recognized in the financial statements.

(b)	Matching contributions made by Evertec Group as part of 401(k)/1165(e) plan benefits. For a description of these benefits, see “—Elements of Compensation—Other Compensation—Benefits and Perquisites.”

(c)	Includes: (i) $6,301 and $5,433 paid to Messrs. Schuessler and Smith, respectively, for the reimbursement of security guard services during the precarious conditions in the island in the aftermath of Hurricane Maria; (ii) $22,400 paid to Mr. Schuessler for the reimbursement of an apartment rental for Mr. Schuessler, to which he relocated temporarily after Hurricane Maria; (iii) dividend equivalents paid by the Company for unvested RSUs and stock options between the date of grant and (a) the settlement date of the RSUs or (b) the exercise of stock options (as may apply), as follows: for Mr. Schuessler, $55,067; for Mr. Smith, $6,448; for Mr. Steurer, $20,154; and for Mr. Vizcarrondo, $5,313; and (iv) ordinary cash dividend payments made by the Company on its outstanding Common Stock, as follows: for Mr. Schuessler, $25,206; for Mr. Smith, $1,667; for Mr. Steurer, $10,031; and for Mr. Vizcarrondo, $48,706. Reimbursement amounts under (i) and (ii) were approved by the Compensation Committee.

(4)	The value of the award assuming the highest level of performance achieved was $8,250,000 as of the grant date.

(5)	The value of the award assuming the highest level of performance achieved was $4,095,000 as of the grant date.

(6)	The value of the award assuming the highest level of performance achieved was $4,925,000 as of the grant date.

(7)	The value of the award assuming the highest level of performance achieved was $2,750,000 as of the grant date.

(8)	The value of the award assuming the highest level of performance achieved was $1,323,000 as of the grant date.

(9)	The value of the award assuming the highest level of performance achieved was $1,287,500 as of the grant date.

(10)	The value of the award assuming the highest level of performance achieved was $1,418,750 as of the grant date.

(11)	The value of the award assuming the highest level of performance achieved was $787,500 as of the grant date.

(12)	The value of the award assuming the highest level of performance achieved was $748,125 as of the grant date.

(13)	The value of the award assuming the highest level of performance achieved was $1,418,750 as of the grant date.

(14)	The value of the award assuming the highest level of performance achieved was $525,000 as of the grant date.

(15)	The value of the award assuming the highest level of performance achieved was $787,500 as of the grant date.

    Evertec, Inc. - 2018 Proxy Statement    37

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table sets forth certain information for plan-based awards granted to each of our NEOs for 2017.

Name	Grant Type	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Award (#)(3)			All other stock awards: Number of RSUs (#)(4)	Grant date fair value of stock awards ($)
		(dates in 2017)		Threshold(2)	Target	Maximum	Threshold	Target	Maximum

Morgan M. Schuessler, Jr.	Cash Bonus			303,750	675,000	1,012,500

	Time-based RSUs	02/24	02/15					85,960			1,500,000

	Time-based RSUs	11/20	11/10							223,880	3,000,000

	Performance- based RSUs	02/24	02/15				35,065	77,922	194,805		1,500,000

Peter J. S. Smith	Cash Bonus			135,000	300,000	450,000

	Time-based RSUs	02/24	02/15					28,653			500,000

	Time-based RSUs	11/20	11/10							74,626	1,000,000

	Performance- based RSUs	02/24	02/15				11,688	25,974	64,935		500,000

Guillermo Rospigliosi	Cash Bonus			111,375	247,500	371,250

	Time-based RSUs	02/24	02/15					12,894			225,000

	Time-based RSUs	11/20	11/10							37,313	500,000

	Performance- based RSUs	02/24	02/15				5,260	11,688	29,220		225,000

Philip E. Steurer	Cash Bonus			106,321	236,250	354,375

	Time-based RSUs	02/24	02/15					15,043			262,500

	Time-based RSUs	11/20	11/10							37,313	500,000

	Performance- based RSUs	02/24	02/15				6,136	13,363	34,090		262,500

Miguel Vizcarrondo	Cash Bonus			23,175	231,750	347,625

	Time-based RSUs	02/24	02/15					15,043			262,500

	Time-based RSUs	11/20	11/10							37,313	500,000

	Performance-based RSUs	02/24	02/15				6,136	13,636	34,090		262,500

(1)	This section reflects bonus opportunities under the Company’s annual bonus plan. The bonus opportunities are based on a corporate component, individual component and a business metric. The actual bonus payouts for 2017 are discussed in “—Elements of Compensation—Annual Cash Bonus.”

(2)	This column reflects the amount payable if the threshold targets for the corporate component are met.

(3)

This section reflects: (i) time-based RSUs granted on February 24, 2017, which will become vested in three equal installments on February 24, 2018, 2019 and 2020; and (ii) the total amount of performance-based RSUs granted under the 2017 awards which would have become vested on February 19, 2020, to the extent that performance for 2017 was achieved. As previously discussed in

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COMPENSATION DISCUSSION AND ANALYSIS

the “—Elements of Compensation—Long-Term Equity Incentives” section of this CD&A, the performance threshold for 2017 was not achieved and, thus, the performance-based RSUs awards for our NEOs for 2017 were subsequently forfeited.

(4)	This column reflects the one-time Retention Grant of time-based RSUs granted on November 20, 2017, which will become vested in two 40%-60% installments on November 20, 2019 and 2020, respectively. See “—Elements of Compensation—Special Retention Grant.”

Outstanding Equity Awards at Fiscal Year End

The table below sets forth the outstanding equity awards for our NEOs as of December 31, 2017. None of our NEOs had any outstanding options awards.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)(1)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(7)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(7)

Morgan M. Schuessler, Jr.	513,258	(2)	7,005,968	168,063	(8)	2,294,060

Peter J.S. Smith	182,211	(3)	2,487,179	42,224	(9)	576,358

Guillermo Rospigliosi	50,207	(4)	685,326	11,688	(10)	159,541

Philip E. Steurer	86,414	(5)	1,179,554	32,965	(11)	449,972

Miguel Vizcarrondo	76,504	(6)	1,044,277	30,249	(12)	412,899

(1)	These units include both time-based and performance-based RSUs for which the performance criteria have already been met.

(2)	Includes 85,960 RSUs which will vest in three substantially equal installments on February 24, 2018, 2019, and 2020; 79,825 RSUs which will vest in two substantially equal installments on February 19, 2018 and 2019; 223,880 RSUs vesting in two 40%-60% installments on November 20, 2019 and 2020; 14,998 RSUs vesting on January 1, 2018; 30,765 vesting on April 1, 2018; and 77,830 RSUs vesting on February 19, 2019.

(3)	Includes 27,996 RSUs vesting on September 1, 2018; 25,790 RSUs which will vest in two substantially equal installments on February 19, 2018 and 2019; 25,146 RSUs vesting February 19, 2019; 28,653 which will vest in three substantially equal installments on February 24, 2018, 2019 and 2020; and 74,626 RSUs vesting in two 40%-60% installments on November 20, 2019 and 2020.

(4)	Includes 12,894 RSUs which will vest in three substantially equal installments on February 24, 2018, 2019 and 2020, and 37,313 RSUs vesting in two 40%-60% installments on November 20, 2019 and 2020.

(5)	Includes 15,043 RSUs which will vest in three substantially equal installments on February 24, 2018, 2019, and 2020; 15,352 RSUs which will vest in two substantially equal installments on February 19, 2018 and 2019; 37,313 RSUs vesting in two 40%-60% installments on November 20, 2019 and 2020; 3,738 RSUs vesting January 1, 2018; and 14,968 RSUs vesting on February 19, 2019.

(6)	Includes 15,043 RSUs which will vest in three substantially equal installments on February 24, 2018, 2019, and 2020; 10,234 RSUs which will vest in two substantially equal installments on February 19, 2018 and 2019; 37,313 RSUs vesting in two 40%-60% installments on November 20, 2019 and 2020; 3,935 RSUs vesting January 1, 2018; and 9,979 RSUs vesting on February 19, 2019.

(7)	These units are performance-based RSUs. After December 31, 2017, it was determined that the performance metrics of the performance-based RSUs for 2015 (39,846 RSUs with a value of $543,898 for Mr. Schuessler; 9,656 RSUs with a value of $131,804 for Mr. Steurer; and 10,164 RSUs with a value of $138,739 for Mr. Vizcarrondo) and 2017 (77,922 RSUs with a value of $1,063,635 for Mr. Schuessler; 25,974 RSUs with a value of $354,545 for Mr. Smith; 11,688 RSUs with a value of $159,541 for Mr. Rospigliosi; 13,636 RSUs with a value of $186,131 for Mr. Steurer; and 13,636 RSUs with a value of $186,131 for Mr. Vizcarrondo) were not met, therefore the payouts subsequent to this date could be less than the amount described herein.

(8)	Includes 39,846 RSUs vesting on January 1, 2018; 50,295 RSUs vesting on February 19, 2019; and 77,922 RSUs vesting on February 24, 2020, subject to the attainment of performance goals.

(9)	Includes 16,250 RSUs vesting on February 19, 2019 and 25,974 RSUs vesting on February 24, 2020, subject to the attainment of performance goals.

(10)	These RSUs will vest on February 24, 2020, subject to the attainment of performance goals.

(11)	Includes 9,656 RSUs vesting on January 1, 2018; 9,673 RSUs vesting on February 19, 2019; and 13,636 RSUs vesting on February 24, 2020, subject to the attainment of performance goals.

(12)	Includes 10,164 RSUs vesting on January 1, 2018; 6,449 RSUs vesting on February 19, 2019; and 13,636 RSUs vesting on February 24, 2020, subject to the attainment of performance goals.

    Evertec, Inc. - 2018 Proxy Statement    39

COMPENSATION DISCUSSION AND ANALYSIS

Option Exercises and Stock Vested

Stock options exercised by our NEOs and stock awards vested during fiscal year ended December 31, 2017 are as follows:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)(2)

Morgan M. Schuessler, Jr.	—	—	85,675	1,419,396

Peter J. S. Smith	—	—	12,895	217,926

Guillermo Rospigliosi	—	—	—	—

Philip E. Steurer	20,000	257,200	11,413	194,898

Miguel Vizcarrondo	—	—	9,052	155,104

(1)	Upon exercise of stock options, participant elected to do a “cashless exercise” through which, instead of requiring the participant to deliver cash to satisfy the exercise price and statutory minimum tax withholdings, the Company withholds a sufficient number of shares to cover these amounts and delivers the net shares to the participant. The amount reported correspond to the gross amount of shares exercised for Mr. Steurer.

(2)	Value represents the number of shares that vested during 2017 multiplied by the closing market value of our common stock on the applicable vesting dates.

Pension Benefits and Non-qualified Deferred Compensation

We do not provide defined benefit pension benefits or non-qualified deferred compensation.

Potential Payments upon Change in Control

We do not have change-in-control provisions with our NEOs, with the exception of Mr. Schuessler. The Amended and Restated Employment Agreement we entered into with Mr. Schuessler as of December 17, 2014, as amended, provides that in the event that, within two (2) years following a change in control, the Company terminates the employment of Mr. Schuessler without “cause” (as explained below) or Mr. Schuessler resigns for “good reason” (as partially defined below), Mr. Schuessler would be entitled to receive (in addition to the severance benefits described below in the context of a termination without cause or resignation for good reason outside the context of a change in control) the value of any earned and unearned performance-based RSUs and stock options, taking into account for any such unearned RSUs and stock options the time Mr. Schuessler served until the termination date and paid at the applicable target level. Mr. Schuessler would be required to sign a separation agreement and general release of claims against Evertec Group and its affiliates as a condition to his entitlement to receive this payment. Moreover, the executive’s employment may be terminated at any time by the executive for “good reason,” which is defined as, among others, the failure of any successor (whether by sale, reorganization, consolidation, merger or other corporate transaction which constitutes a change in control under the 2013 Plan (a “Change in Control”)) to assume the agreement, whether in writing or by operation of law.

Employment Agreements

We typically enter into employment agreements with our NEOs upon commencement of employment, which normally renew upon the expiration of their respective employment periods. The employment agreements of our NEOs establish their base salary, annual cash bonus and payments upon termination, among other matters. Not all of our NEOs have employment agreements. Our NEOs are also eligible to participate in our retirement and employee benefit plans and are entitled to D&O Liability Insurance coverage.

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COMPENSATION DISCUSSION AND ANALYSIS

As of December 31, 2017, and as of March 31, 2018, the following NEOs had employment agreements with the Company: Messrs. Schuessler, Smith and Rospigliosi.

Mr. Vizcarrondo had an employment agreement that expired on September 30, 2015. Mr. Steurer had an employment agreement that expired on August 1, 2017. They both have continued to work without an employment agreement since their respective agreements’ expiration dates.

Potential Payments upon Termination of Employment

Upon termination of employment for any reason, our NEOs are entitled to receive any accrued unpaid salary, unpaid reimbursements and any vested payments or benefits entitled under our benefit plans or applicable law.

All our NEOs have restricted stock unit award agreements which establish that if their employment terminates due to disability, death, by the Company without cause, by them for good reason (both terms as defined below) or due to the Company’s non-renewal of their employment agreement, then subject to the execution of a separation agreement and general release of all claims against the Company and its affiliates, they would be entitled to:

(i)	the automatic vesting of all of the unvested time-based RSUs in accordance with the terms of such award agreements; and

(ii)	for the performance-based RSUs to remain outstanding and capable of vesting in the normal course subject to actual performance, provided that the performance-based RSUs will be prorated based on the time the NEO was employed during the applicable performance period.

The potential severance payments upon termination of employment for our NEOs depend on whether each individual has a current employment agreement with us. NEOs with current employment agreements have special dispositions regarding potential severance payments depending on the reason for his or her termination.

Messrs. Schuessler, Smith and Rospigliosi have employment agreements with Evertec Group establishing the amounts they would be entitled to receive upon termination of employment. These NEO’s employment agreements establish that upon termination of employment for any reason, including death or disability, each would be entitled to receive his accrued but unpaid salary, any unpaid bonuses earned for any fiscal year ended before the date of termination, unpaid expense reimbursements, and any vested payments or benefits to which the NEO may be entitled under our benefit plans or applicable law. We refer to the NEOs entitlements in the preceding sentence collectively as the “Accrued Obligations.”

Upon termination by us without “cause” or resignation for “good reason” (both as defined in their employment agreements and summarized below), in addition to the Accrued Obligations, the following NEOs would be entitled to receive the following severance package, provided they execute a separation agreement and general release of all claims against the company:

(i)	Mr. Schuessler would be entitled to a cash payment in an amount equal to twice the sum of his annual base salary and his target bonus for the year in which he is terminated; and the value of any vested and unvested outstanding time-based RSUs and stock options, in accordance with the terms of such award agreements.

(ii)	Mr. Rospigliosi would be entitled to receive a lump sum severance payment equal to the greater of (a) his annual base salary, or (b) amounts due under applicable law.

(iii)	Mr. Smith severance payment depends on the employment termination date. If the date of termination is on or before September 1, 2018, Mr. Smith would be entitled to receive a lump sum severance payment equal to the greater of (a) twice his annual base salary, or (b) amounts due under applicable law. If the date of termination were after September 1, 2018, he would be entitled to severance in an amount equal to the greater of (a) his annual base salary, or (b) amounts due under applicable law.

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COMPENSATION DISCUSSION AND ANALYSIS

The NEO employment agreements generally define “cause” as any of the following:

•	The commission of a felony or a crime of moral turpitude;

•	Engagement in conduct that constitutes fraud or embezzlement;

•	Engagement in conduct that constitutes gross negligence or willful misconduct that results, or could reasonably be expected to result, in harm to Evertec Group’s business or reputation;

•	Breach of any material terms of employment, including the NEO’s employment agreement, which results or could reasonably be expected to result in harm to Evertec Group’s business or reputation; or

•	Continued willful failure to substantially perform the duties of his or her position.

The NEO employment agreements generally define “good reason” as any of the following events:

•	A material failure by Evertec Group to fulfill its obligations under the employment agreement;

•	A material and adverse change to, or a material reduction of, the NEO’s duties and responsibilities to Evertec Group;

•	A material reduction in the NEO’s base salary (not including any reduction related to a broader compensation reduction that is not limited to the NEO specifically and that is not more than 10% in the aggregate); or

•	The failure of any successor to assume the NEO’s employment agreement.

The affected NEO must provide Evertec Group written notice of the occurrence of any of these “good reason” events within 30 days of his knowledge of the event and provide Evertec with 30 days to cure the event.

Each NEO’s employment agreement also restricts the NEO from:

•	Competing with Evertec Group in Puerto Rico or any other market the Company is engaged in for twelve months following termination (in Mr. Schuessler’s case, his non-competition agreement includes Mexico and any country in Central America, South America or in the Caribbean and any other country, other than the United States of America and Canada, with respect to which the Company derived at least 2% of its gross revenues during the 12 consecutive month period ending on his date of termination);

•	Soliciting any of Evertec Group’s employees, customers or other business relations for twelve months following termination; and

•	Disparaging Evertec Group at any time following termination.

As of March 31, 2018, each of Messrs. Vizcarrondo and Steurer is working without an employment agreement. If a state or federal court determines that Mr. Vizcarrondo was terminated from employment without just cause, in addition to receiving his accrued but unpaid salary, unpaid expense reimbursements and any vested payments or benefits, he would only be entitled to receive Puerto Rico Act No. 80 of May 30, 1976 (“Act No. 80”) statutory severance.2

Regarding Mr. Steurer, as long as he does not have a current employment agreement establishing any severance amount upon termination, he would only be entitled to receive his accrued but unpaid salary, unpaid expense reimbursements and any vested payments or benefits.

[2]	Under Act No. 80, if a state or federal court determines that an employee was terminated without “just cause” (as defined by Act No. 80), he or she would be entitled to a statutory severance payment. In January 26, 2017, Act No. 80 was amended. As per this amendment, a new computation method was established in order to calculate the statutory severance for employees hired after the amendment date. Since all of our NEOs were hired before January 26, 2017, the potential statutory severance would be calculated as follows: (i) employees with less than five years of employment are entitled to two months of salary plus an additional one week of salary per year of service; (ii) employees with five through fifteen years of employment are entitled to three months of salary plus two weeks of salary per year of service; and (iii) employees with more than fifteen years of employment are entitled to six months of salary plus three weeks of salary per year of service.

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COMPENSATION DISCUSSION AND ANALYSIS

Payments upon Termination or a Change in Control

The following table sets forth potential post-employment payments that are described above for each NEO. The potential payments to our NEOs are hypothetical situations only and assume that termination of employment and/or a change in control occurred on December 31, 2017.

Name Triggering Event	Severance Payment ($)(1)	Accelerated Vesting of RSUs ($)		Prorated Performance- Based RSUs Capable of Vesting ($)(2)	Total ($)
Morgan M. Schuessler, Jr.
Resignation with “good reason” I Termination without “cause”	2,600,000	5,943,592	(3)	1,986,252	10,529,844
Change in control and “good reason”	2,600,000	7,929,844	(4)	—	10,529,844
Peter J.S. Smith
Resignation with “good reason” I Termination without “cause”	700,000	2,143,937	(3)	469,340	3,312,737
Change in control	—	—		—	—
Guillermo Rospigliosi
Resignation with “good reason” I Termination without “cause”	325,000	685,326	(3)	48,749	1,059,075
Change in control	—	—		—	—
Philip E. Steurer
Resignation with “good reason” I Termination without “cause”	—	975,238	(3)	403,570	1,378,808
Change in control	—	—		—	—
Miguel Vizcarrondo
Resignation with “good reason” I Termination without “cause”	516,981	908,066	(3)	338,876	1,763,923
Change in control	—	—		—	—

(1)	Severance payment amounts for Messrs. Schuessler, Smith and Rospigliosi are calculated pursuant to each of their employment agreements. Severance payment amounts for Messrs. Steurer and Vizcarrondo are based on local law statutory severance requirements, if applicable.

(2)	Includes 100% time-based RSUs and a prorated amount of the performance-based RSUs. After December 31, 2017, it was determined that the performance metrics of the performance-based RSUs for 2015 (with a value of $543,898 for Mr. Schuessler; $131,804 for Mr. Steurer; and $138,739 for Mr. Vizcarrondo) and 2017 (with a value of $325,000 for Mr. Schuessler; $108,333 for Mr. Smith; $48,749 for Mr. Rospigliosi; $56,873 for Mr. Steurer; and $56,873 for Mr. Vizcarrondo) were not met, therefore the payouts subsequent to this date could be less than the amount described herein.

(3)	Includes 100% time-based RSUs.

(4)	Includes a prorated amount of the performance-based RSUs. After December 31, 2017, it was determined that the performance metrics of Mr. Schuessler’s performance-based RSUs for 2015 (with a value of $543,898) and 2017 (with a value of $325,000) were not met, therefore the payouts subsequent to this date would be less than the amount described herein.

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COMPENSATION DISCUSSION AND ANALYSIS

CEO Compensation Pay Ratio

The SEC requires that U.S. publicly-traded companies disclose the ratio of their chief executive officer’s compensation to that of their median employee. The table below sets forth the following: (a) the 2017 total annual compensation of our Chief Executive Officer and President, Morgan M. Schuessler, as shown in the Summary Compensation Table (the “2017 CEO Compensation”); (b) the total annual compensation of our median employee in 2017 (the “2017 Median Employee Compensation”); and (c) the ratio comparing the CEO Compensation to the Median Employee Compensation (the “CEO Pay Ratio”):

2017 CEO Compensation:	$7,499,112

2017 Median Employee Compensation:	$32,523

CEO Pay Ratio	231:1

In accordance with SEC rules, 2017 CEO Compensation and the 2017 Median Employee Compensation were determined using the same methodology that we used to determine our named executive officers’ annual total compensation for the Summary Compensation Table.

To identify the median employee, compensation data was gathered for our entire employee population as of December 31, 2017, excluding Mr. Schuessler and our employees of the PayGroup subsidiaries in Chile, Uruguay and Brazil, which we acquired in July 2017. We used total 2017 earned compensation as the compensation measure that best reflects the compensation of all our employees.

As previously discussed in the Elements of Compensation section of this CD&A, under the subsection titled “Special Retention Grant”, the 2017 CEO Compensation included a special one-time award of $3,000,000. Excluding that special award, our CEO’s total compensation would have been $4,499,112 (the “2017 Adjusted CEO Compensation”). The ratio comparing the 2017 Adjusted CEO Compensation with the 2017 Median Employee Compensation is 138:1.

Director Compensation

The table below shows the compensation earned by our non-employee directors for their services for 2017.

Name	Fees Earned Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Frank G. D’Angelo	121,250	129,140	2,305	252,695
Olga Botero	103,000	77,487	3,413	183,900
Jorge A. Junquera	108,500	77,487	3,050	189,037
Teresita Loubriel	119,750	77,487	4,337	201,574
Néstor O. Rivera(4)	—	—	—	—
Brian J. Smith	48,250	154,958	5,436	208,644
Alan H. Schumacher	118,500	77,487	4,367	200,354
Thomas W. Swidarski	109,000	77,487	3,273	189,760

(1)	Includes the portion of the annual retainer earned during 2017, as well as other directors’ compensation fees earned during the year pursuant to the Company’s Independent Director Compensation Policy, as discussed below.

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(2)	Includes grants of Restricted Stock (“RS”) in accordance with the Board’s Independent Director Compensation Policy. The grant date fair value for awards granted to all directors was $17.20 per share, all computed in accordance with FASB ASC Topic 718. For a discussion on assumptions made in the valuation of awards, refer to Note 15 of the Audited Consolidated Financial Statements included in the Company’s Annual Report. The number of outstanding RS held by our non-employee directors as of December 31, 2017 was as follows:

Name	Date of Grant: June 1, 2017 Equity (#)
Frank G. D’Angelo	7,440 RS
Olga Botero	4,464 RS
Jorge A. Junquera	4,464 RS
Teresita Loubriel	4,464 RS
Brian J. Smith	4,464 RS
Alan H. Schumacher	4,464 RS
Thomas W. Swidarski	4,464 RS

(3)	Represents compensation received as a result of dividends paid to directors on RS in accordance with the applicable award agreements.

(4)	Mr. Rivera did not receive any compensation during the fiscal year 2017, because it is our Board’s policy that only non-employee directors who qualify as independent directors are eligible to receive compensation for their services.

In accordance with the above compensation structure, the Company granted RS to the independent directors, with vesting of the RS occurring on May 31, 2018, provided the independent director continues to be providing services as an independent director on such date. The RS include a dividend equivalent component, subject to the vesting of the RS.

It is our Board’s policy that only non-employee directors who qualify as independent directors (as such determination is made by the Board in accordance with Section 303A.01 of the NYSE rules for listed companies) are eligible to receive compensation for their services. Until June 30, 2017 all independent directors in the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Information Technology Committee received annual compensation as follows:

	CHAIR	MEMBER
Board Retainer
Annual Cash + Equity Compensation	$200,000	$150,000
Committee Retainers (in addition to Board compensation)
Audit Committee Cash	$15,000	$7,500
Compensation Committee Cash	$10,000	$5,000
Nominating and Corporate Governance Committee Cash	$5,000	$2,500
Information Technology Committee Cash	$5,000	$2,500

Cash Meeting Fees	IN-PERSON/REMOTE
Board	$2,000
All Committees	$500

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COMPENSATION DISCUSSION AND ANALYSIS

In 2017, the Compensation Committee, in consultation with F.W. Cook, recommended to the Board, and the Board approved, that the following changes be made to the Independent Director Compensation Policy, to take effect on the third quarter of 2017: (i) increase of cash and equity fees for Board and committee membership; (ii) increase in leadership retainers; and (iii) elimination of meeting fees up to a threshold number of meetings, after which there would be a $1,500 per meeting fee. These proposed changes eliminated meeting fees while increasing both equity and cash retainers, resulting in an increase in compensation per director of approximately $30,000 (approximately 15% on average); while changes to committee chair compensation and non-executive chair compensation (i.e., leadership roles) aligned incremental pay with peer 25th percentile practice. The threshold number of meeting after which the $1,500 meeting fee would apply are as follows: 14 for the Board; 14 for the Audit Committee; 10 for the Compensation Committee; 8 for the Nominating and Corporate Governance Committee; and 8 for the Information Technology Committee; in each case per service year (i.e., as measured from one stockholder meeting to the next). Director pay continues to vary based on committee membership and responsibility under these changes.

From July 1, 2017 to December 31, 2017, all independent directors in the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Information Technology Committee received annual compensation as follows:

	CHAIR	MEMBER
Board Retainer
Annual Cash + Equity Compensation	$267,500	$192,500
Committee Retainers (in addition to Board compensation)
Audit Committee Cash	$25,000	$12,500
Compensation Committee Cash	$20,000	$10,000
Nominating and Corporate Governance Committee Cash	$10,000	$5,000
Information Technology Committee Cash	$10,000	$5,000

Cash Meeting Fees in Excess of Threshold	IN-PERSON/REMOTE
Board	$1,500
All Committees	$1,500

Restricted stock granted pursuant to the revised policy will vest on (i) the day preceding the Company’s annual meeting of stockholders that immediately follows the date of grant, or a different date approved by the Compensation Committee; or (ii) upon the independent director’s earlier death or disability; provided, however, in each case that the independent director is then providing services to the Company. The directors are entitled to receive dividends with respect to the restricted stock. Other restrictions may apply as mentioned previously in the Stock Ownership Guidelines Section.

Compensation Committee Interlocks and Insider Participation

Other than Mr. Schuessler, who currently serves as our President and CEO, none of our directors acted as officers or employees of the Company during 2017. Furthermore, none of our directors had any relationships that required disclosure by us under the SEC Rules related to certain relationships and related party transactions. During 2017, none of our executive officers served as a member of the compensation committee of another entity, any of whose executive officers served on our Compensation Committee or Board, and none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee.

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PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Overview

Our Board recognizes the fundamental interest our stockholders have in executive compensation. Accordingly, and provided for under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders the opportunity to cast a non-binding advisory vote, commonly referred to as a “say-on-pay vote,” regarding the approval of the compensation of the Company’s NEOs as disclosed in this Proxy Statement.

We urge stockholders to carefully read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our NEOs.

We believe that our compensation policies for NEOs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of the Company’s stockholders. Our executive compensation program pays for performance against financial targets that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.

In the course of establishing the fiscal 2017 executive compensation program, our Compensation Committee determined the use of performance-based incentives to motivate our executive officers to achieve the Company’s business goals, after reviewing data and analyses regarding the median market compensation and the Company’s business expectations for fiscal 2017. The Compensation Committee received advice and counsel on the program from its independent executive compensation consultant, F.W. Cook, which provided no other services to our Company other than those provided directly to or on behalf of the Compensation Committee.

Because your vote is advisory, it will not be binding on either the Board or the Company. However, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining future executive compensation arrangements. In addition, your non-binding advisory vote described in this Proposal 3 will not be construed as: (i) overruling any decision by the Board, any Board committee or the Company relating to the compensation of the NEOs; or (ii) creating or changing any fiduciary duties or other duties on the part of the Board, any Board committee or the Company.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE APPROVAL OF OUR

EXECUTIVE COMPENSATION ON AN ADVISORY BASIS.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies for Approval of Related Party Transactions

We have a written policy relating to the approval of transactions involving related persons (“Related Party Transactions”), pursuant to which our Audit Committee will review and, subject to certain exceptions, approve or recommend to our Board for approval, all Related Party Transactions, which include any transactions that we would be required to disclose pursuant to SEC rules.

As set forth in our Related Transactions Policy and the Audit Committee Charter, in the course of its review and approval or ratification of a Related Party Transaction, our Audit Committee will:

•	Satisfy itself that it has been fully informed as to the material facts of (i) the relationship and interest the related person has in the transaction; and (ii) the proposed Related Party Transaction; and

•	Ultimately make its determination taking into consideration factors including whether the Related Party Transaction (i) was made in accordance with applicable rules and regulations; (ii) complies with the restrictions set forth in applicable contractual relationships, such as our debt agreements and the Stockholder Agreement; (iii) is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties; and (iv) is in the best interests of the Company.

Related Party Transactions

Other than compensation arrangements for our directors and NEOs described elsewhere in this Proxy, we describe below Related Party Transactions during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our Common Stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

The agreements described below were entered into in connection with the Agreement and Plan of Merger, as amended (the “Merger Agreement”), dated as of September 30, 2010, pursuant to which Evertec Group became a wholly-owned subsidiary of Evertec Intermediate Holdings, LLC (formerly Carib Holdings, LLC and Carib Holdings, Inc., hereinafter “Holdings”), and Apollo Management, LLP (“Apollo”) became the owner of approximately 51% of the outstanding voting capital stock of Holdings, with Popular retaining a 49% ownership interest (the “Merger”). Each of the agreements described below were entered into at the closing of the Merger and were the product of extensive arm’s-length negotiations between Apollo and Popular (two unrelated third parties) prior to the consummation of the Merger in which Apollo became the 51%-controlling stockholder of Evertec. Each of these agreements, including the Master Services Agreement, is comparable to those that the Company could have obtained in a transaction with an unrelated third party and is on terms that are no more or less favorable in the aggregate to the Company than terms that exist, where applicable, between the Company and unrelated third party customers of similar size and scale as Popular.

Master Services Agreement

We historically provided various processing and IT services to Popular and its subsidiaries pursuant to a master services agreement among us, Popular and certain of Popular’s subsidiaries, as amended (the “Master Services Agreement”).

At the closing of the Merger, we amended and restated the current Master Services Agreement. Under the Master Services Agreement, Popular and Banco Popular de Puerto Rico (“BPPR”) agreed to, and caused their respective subsidiaries to, receive the services covered by the Master Services Agreement, including certain changes, modifications, enhancements or upgrades to such covered services, on an exclusive basis

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from us. In exchange for the services, Popular, BPPR and their respective subsidiaries initially pay amounts that are set forth in a price list incorporated into the Master Services Agreement, which is generally based on the historical pricing practices among the parties. The majority of such service fees are adjusted annually to reflect changes in the consumer price index, provided that any such fee adjustment may not exceed 5% per year. The Master Services Agreement provides that it is the intent of the parties to such agreement that the fees we charge to any “banking affiliate” under the Master Services Agreement will be in compliance with applicable laws, and, in order to ensure such compliance, the parties agreed to periodically review such fees to ensure that they represent and remain at levels consistent with the market terms that such banking affiliate would pay to an independent third party for providing similar services. The Master Services Agreement provides that when performing such review, the parties will pay particular attention to any available information on comparable market terms for similar services, and will evaluate and take into consideration the contracting terms and our performance of the services under the Master Services Agreement. The Master Services Agreement defines “banking affiliate” as any banking institution (including its subsidiaries) that is our affiliate for purposes of Section 23A and Section 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board.

In addition, Popular, BPPR and their respective subsidiaries agreed to grant us a right of first refusal to (i) provide our services to support Popular, BPPR and their respective subsidiaries’ implementation of any development, maintenance, enhancement or modification of any services provided by us under the Master Services Agreement; (ii) create or offer certain new services or products that Popular, BPPR or one of their respective subsidiaries determine to offer to their customers; or (iii) provide certain core bank processing and credit card processing services that are currently provided by third parties to certain subsidiaries of Popular, if Popular and BPPR and their respective subsidiaries determine to extend or renew these services, which are currently provided by third parties. We agreed to grant Popular, BPPR and their respective subsidiaries a right of first refusal to purchase any new service or product created or developed by us internally or by a third party, unless the service or product was created or developed by, or at the specific request of, a client other than Popular, BPPR and their respective subsidiaries.

We agreed under the Master Services Agreement that we will not compete with Popular, BPPR and their respective subsidiaries in offering, providing or marketing certain payment processing services that are currently offered by Popular, BPPR and their respective subsidiaries to certain identified customers of Popular, BPPR and their respective subsidiaries. Popular, BPPR and their subsidiaries agreed not to hire or solicit any of our employees, subject to customary carve-outs. The Master Services Agreement also contained a non-circumvention covenant, which is intended to prohibit us on the one hand, and Popular, BPPR and their subsidiaries on the other hand, from engaging in certain actions designed or intended to divert customers from the other.

Except for cases of our gross negligence or willful misconduct, our liability for breach under the Master Services Agreement is limited to the amount paid for such services under the Master Services Agreement. Under certain circumstances, breaches with respect to certain services result only in service credits accruing to Popular, BPPR and their respective subsidiaries in lieu of the payment of monetary damages.

The Master Services Agreement provides for a 15-year term which commenced upon the closing of the Merger (subject to our option to extend such term by an additional three years upon a “Popular parties change of control”—as defined in the Master Services Agreement—of Popular or BPPR). After the initial term, the Master Services Agreement will renew automatically for successive three-year periods, unless a party gives written notice of non-renewal to the other parties not less than 1 year prior to the relevant renewal date. The Master Services Agreement provides for termination by a party (i) for the other party’s breach of the agreement that results in a material adverse effect on the terminating party that continues for more than 90 days; (ii) for a failure by the other party to pay any properly submitted invoice for a material amount in the aggregate that is undisputed for a period of more than 60 days; or (iii) for a prohibited assignment of the Master Services Agreement by the other party. In addition, Popular and BPPR are permitted to terminate the Master Services Agreement up to 30 days following the occurrence of a change of control of Evertec Group (an “Evertec change of control” as defined in the Master Services Agreement), unless (A) the acquirer is identified to Popular and BPPR at least 30 business days prior to the proposed Evertec change of control; (B) neither the acquirer nor any of its affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50.0 million unless

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

none of them has a physical presence in Puerto Rico that is used to conduct any such business; (C) we (or our successor, as applicable) will be solvent (as defined in the Master Services Agreement) after the proposed Evertec change of control; and (D) following the Evertec change of control, we (or our successor, as applicable) will be capable of providing the services under the Master Services Agreement at the level of service that is required under the Master Services Agreement (the “Popular Termination Condition”).

We agreed to provide certain transition assistance to Popular, BPPR and their respective subsidiaries in connection with (i) the termination of the Master Services Agreement; (ii) the termination of a particular service provided by us under the Master Services Agreement; or (iii) a release event under the Technology Agreement (as described below).

For 2017, we recorded revenue of approximately $155 million from Popular, BPPR and their respective subsidiaries under the Master Services Agreement. The revenues attributable under the Master Services Agreement are primarily (i) transaction-based fees, which depend on factors such as number of accounts or transactions processed and typically consist of a fee per transaction or item processed, a percentage of dollar volume processed or a fee per account on file, or some combination thereof and (ii) fixed fees per month or based on time and expenses incurred. Individual pricing terms charged to Popular and our other banking clients may vary based on volume and/or to the extent the service provided is customized to fit the particular customer need. As discussed above, the Master Services Agreement was negotiated on an arm’s-length basis by Apollo and Popular in connection with the Merger, is on terms that are comparable to those that the Company could have obtained in a transaction with an unrelated third party, and such terms are no more or less favorable in the aggregate to the Company than terms that exist, where applicable, between the Company and unrelated third party customers of similar size and scale as Popular.

Technology Agreement

At the closing of the Merger, Popular and Evertec entered into a Technology Agreement, pursuant to which we deposited certain proprietary software, technology and other assets into escrow. According to the Technology Agreement we must continue to make deposits on a semi-annual basis during the term of the Master Services Agreement and the term of any transition period under the Master Services Agreement. As specified in the Technology Agreement, Popular has the right and option, upon the occurrence of certain release events, to obtain the release of part, and upon the occurrence of other release events, all of the materials deposited into escrow. Upon the occurrence of any release event, Popular will also have the option to elect to exercise its rights under a license granted by us to Popular to use and otherwise exploit all or any part of the released materials for the term (perpetual or term-limited) specified by Popular. Popular and we will negotiate the fair market value of the rights elected by Popular upon the release of the escrow. Popular is permitted to terminate the Technology Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the Technology Agreement).

ATH Network Participation Agreement

We historically gave BPPR access to the ATH network pursuant to an ATH network participation agreement between BPPR and us. At the closing of the Merger, we amended and restated the current ATH network participation agreement (as amended and restated, the “ATH Network Participation Agreement”). Under the ATH Network Participation Agreement, we (i) give BPPR access to the ATH network by providing various services, including by connecting BPPR’s ATMs to the ATH network, monitoring BPPR’s ATMs, agreeing to forward transactions from connected terminals to the participant of the ATH network and settling transactions among ATH network participants from all POS and ATM terminals on a daily basis (collectively, the “ATH Network Services”); and (ii) grant to BPPR a non-exclusive, non-transferable, limited, royalty free license to use the ATH logo and the ATH word mark and any other trademarks or service marks used by us in connection with the ATH network (collectively, the “ATH Mark”) within the U.S. territories, Puerto Rico, and any other country where the ATH Mark is registered or subject to registration.

The ATH Network Participation Agreement provides for a 15-year term, which commenced upon the closing of the Merger (subject to our option to extend such term by an additional three years upon a change of control—as defined in the ATH Network Participation Agreement—of BPPR). After the initial term, the ATH Network Participation Agreement will renew automatically for successive three-year periods, unless a party

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gives written notice to the other party not less than 1 year prior to the relevant renewal date. The ATH Network Participation Agreement provides for termination (i) by us if BPPR commits a material breach, which includes, but is not limited to (A) any activities or actions of BPPR which reflect adversely on our business reputation, any participant in the ATH network or the ATH network; or (B) any breach of the license described above; (ii) by BPPR, if we commit a breach or series of breaches that results in a material adverse effect on BPPR; or (iii) by either party (A) for a failure by the other party to pay any properly submitted invoice for a material amount in the aggregate that is undisputed for a period of more than 60 days; or (B) for a prohibited assignment of the ATH Network Participation Agreement by the other party. In addition, BPPR is permitted to terminate the ATH Network Participation Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the ATH Network Participation Agreement).

BPPR also agreed to grant us a right of first refusal with respect to any development, maintenance or other technology project related to the ATH Network Services and will agree to exclusively use us to provide the ATH Network Services throughout the term of the ATH Network Participation Agreement. For 2017, we recorded revenue of approximately $19.9 million from BPPR under the ATH Network Participation Agreement.

ATH Support Agreement

We and BPPR entered into the ATH Support Agreement at the closing of the Merger pursuant to which BPPR agreed to support the ATH Mark by (i) supporting, promoting and marketing the ATH network and brand and debit cards bearing the symbol of the ATH network, either exclusively or with the symbol of another credit card association; and (ii) issuing in each successive twelve month period at least a set minimum number of debit cards exclusively bearing the symbol of the ATH network (“ATH Debit Cards”). BPPR is not responsible for any failure to issue at least the required minimum number of ATH Debit Cards under the ATH Support Agreement during any twelve month period if, as a result of factors outside of BPPR’s control, there is a change in demand for debit cards (including a reduction in the demand for ATH Debit Cards ), an increase in demand for debit cards bearing the symbol of the ATH network and the symbol of another credit card association (“Dual Branded Debit Cards”) or the development of new payment technologies in the market that result in a decrease in demand for debit cards (including a reduction in demand for ATH Debit Cards). BPPR also agreed not to, and will not create incentives for its or its affiliates’ personnel to, promote, support or market (i) debit cards other than ATH Debit Cards or Dual Branded Debit Cards; or (ii) credit cards in a manner targeted to negatively impact the issuance of ATH Debit Cards and Dual Branded Debit Cards. The ATH Support Agreement terminates upon the earlier of 15 years after the date of the closing of the Merger or the termination of the Master Services Agreement.

BPPR agreed that, during the term of the ATH Support Agreement, it may not directly or indirectly enter into any agreement with another card association to issue Dual Branded Debit Cards without our prior written consent. Under the ATH Support Agreement, if BPPR desires to enter into such an agreement, it will consult with us and provide documentation and other support requested by us to demonstrate that BPPR’s entry into the agreement will have a direct economic benefit to us. We will then be required to make a good faith determination based on such documentation and support whether to consent to BPPR’s entry into the agreement. BPPR is permitted to terminate the ATH Support Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the ATH Support Agreement).

Independent Sales Organization Sponsorship and Services Agreement

At the closing of the Merger, we amended and restated an interim Independent Sales Organization Sponsorship and Service Agreement previously entered into with BPPR (as amended and restated, the “ISO Agreement”). Under the ISO Agreement, BPPR sponsors us as an independent sales organization with respect to certain credit card associations and we provide various services including, among other things, the payment processing services to merchants (the “Merchant Services”), the signing up and underwriting of merchants to accept such Merchant Services and the sale of various products related to the Merchant Services. This agreement also provides that the parties will establish the fees to be paid by Evertec Group to BPPR for the fraud monitoring services provided by BPPR. The term of the ISO Agreement will continue until December 31, 2025 and thereafter will be automatically renewed for successive three-year periods unless written notice of non-renewal is given at least one year in advance by either party.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the ISO Agreement, BPPR is the acquiring member with respect to the credit card associations covered by the ISO Agreement for anyone in Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands. However, if BPPR is unable (for any reason other than a merchant’s refusal to enter into a merchant agreement with BPPR through no fault of BPPR) or unwilling to act as the acquiring member for any merchant, we may enter into an agreement with another financial institution to serve as the sponsoring bank with respect to such person. However, in order to use another financial institution as the sponsoring bank with respect to any merchant, we must make a good faith determination that the provision of Merchant Services to the merchant does not pose an unreasonable financial, regulatory or reputational risk to BPPR or us.

Additionally, pursuant to the ISO Agreement, BPPR agreed to exclusively refer to us any merchant that inquires about, requests or otherwise evidences interest in the Merchant Services. BPPR will receive a referral fee for each merchant referred that subsequently agrees to receive Merchant Services from us. We also agreed under the ISO Agreement to refer to BPPR any merchant doing business in Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands that inquires about, requests or otherwise evidences interest in banking services or products. BPPR also agreed to make monthly payments to Evertec Group as a means of subsidizing certain Merchant Services provided by Evertec Group on less than favorable terms in connection with two existing customer relationships that are favorable to Popular and its affiliates as a whole. These subsidies were historically reflected in an agreement between the Merchant Acquiring business and BPPR.

During the term of the ISO Agreement and for one year following the termination of the ISO Agreement for any reason, BPPR may not and may not cause any independent sales organization sponsored by BPPR to solicit any merchant receiving Merchant Services from us to receive such services instead from another independent sales organization. This non-solicitation restriction does not apply, however, to (i) any banking customer of BPPR to which we are unable or unwilling to provide Merchant Services; and (ii) to any merchant with respect to the solicitation by BPPR to provide banking services and products. BPPR is permitted to terminate the ISO Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the ISO Agreement). For 2017, we recorded revenue of approximately $74.8 million in connection with Merchant Services related to the ISO Agreement.

Cash Depot Subcontract

As a subcontractor of BPPR, we provide certain cash depot services (the “Cash Depot Services”) to depository institutions doing business in Puerto Rico and the U.S. Virgin Islands pursuant to a subcontract between us and BPPR (the “Subcontract”). However, we do not make any payments to, or receive any payments from, BPPR under the Subcontract (although we are required under the Subcontract to reimburse BPPR for any costs they may incur under the Cash Depot Agreement). Instead, we bill the Puerto Rico Bankers Association (“PRBA”), who pays us directly and the PRBA then invoices separately those depository institutions that use the Cash Depot Services. In order to use the Cash Depot Services, depository institutions must apply through, and be approved by, the quasi-government organization who holds the prime contract with BPPR and the PRBA (the “Cash Depot Agreement”) and who ultimately decides who can provide the Cash Depot Services and who has the right to terminate the services as further described below. BPPR is one of the depository institutions that receive services from us under the Subcontract, on the same terms and conditions as the other participants, and BPPR pays the PRBA for those services.

The Subcontract is effective for so long as the Cash Depot Agreement is in effect. Under the terms of the Subcontract, either party may terminate the subcontract prior to the expiration of the Subcontract by giving the other party advance notice. However, under the Merger Agreement, Popular agreed that until the termination of the ISO Agreement, the Master Services Agreement or the assignment of the Cash Depot Agreement, Popular will cause BPPR to not terminate the Cash Depot Agreement or take any action that would deprive us of the economic benefit that we derive from the Cash Depot Agreement. In addition, the quasi-government organization that is a party to the Cash Depot Agreement may terminate the Cash Depot Agreement and thereby cause the termination of the Subcontract upon advance notice or upon the occurrence of certain triggering events, one of which is a material change in the ownership, management and/or operations of BPPR and/or Evertec. The quasi-government organization that is a party to the Cash Depot Agreement waived triggering events that may have arisen in connection with the Merger and our subsequent registered public offerings. Furthermore, the quasi-government organization confirmed that future issuances and/or transfers of stock of the Company would not constitute a triggering event so long as such transaction

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

or series of related transaction does not result in a person or group of persons acting in concert (i) acquiring beneficial ownership of 25% or more of our Common Stock or (ii) acquiring 25% or more of the voting power of the Company’s equity securities. For 2017, we recorded revenue of approximately $1.6 million under the Subcontract.

Amended Lease

The Company and BPPR are parties to the Master Lease Agreement, as amended, that governs the premises leased by us at the Cupey Center for use as our headquarters. On March 31, 2015, the Company notified BPPR that it was exercising its option to renew the Master Lease Agreement for an additional five-year term. The Master Lease Agreement can be renewed at our option for up to three additional five-year terms. We have a right of first refusal over substantially all of the leased premises in the event that BPPR desires to sell the property. We paid approximately $6.8 million (including estimated operating expenses) to BPPR in annual rent under the Master Lease Agreement during 2017.

Virgin Islands Services Agreement

We entered into a Virgin Islands Services Agreement whereby BPPR provides our Merchant Acquiring business with the services that are provided by the Virgin Islands employees that BPPR did not transfer to us in connection with the Merger. The initial term of the Virgin Islands Services Agreement continued until three years following the closing of the Merger and thereafter automatically renews for successive one-year periods unless written notice of non-renewal is given at least 30 days in advance by either party. The Virgin Islands Services Agreement provides for termination by (i) us at any time upon giving at least 30 days advance written notice; and (ii) BPPR in the event we fail to pay a material undisputed invoiced amount. In addition, BPPR is permitted to terminate the Virgin Islands Services Agreement upon the satisfaction of the Popular Termination Condition (as applicable to the Virgin Islands Services Agreement). For 2017, we paid approximately $300,000 to BPPR under the Virgin Island Services Agreement.

Stockholder Agreement

In connection with the Merger, Holdings entered into a Stockholder Agreement with Popular, Apollo and the other stockholders of Holdings, which was amended and restated in connection with a reorganization of the Company and is now an agreement among the Company, Popular, Apollo and certain of our other stockholders. Prior to the completion of our initial public offering, we entered into an amendment to the Stockholder Agreement. The Stockholder Agreement, as amended, among other things, sets forth certain rights and restrictions with respect to our Common Stock. On June 30, 2013, we entered into a Second Amendment to the Stockholder Agreement to, among other things, allow our Board to fill vacancies on the Board, provided that any person chosen to fill such vacancy shall be selected in accordance with the provisions of the Stockholder Agreement. On November 13, 2013, we entered into a Third Amendment to the Stockholder Agreement to, among other things, facilitate the use of 10b5-1 plans by the management holders. The description below is a summary of the terms of the Stockholder Agreement, as amended.

For purposes of the following summary, as of December 31, 2017, Popular owned approximately 16.05% of our Common Stock outstanding. Apollo no longer owns any of our Common Stock and therefore its rights and obligations under the Stockholder Agreement terminated in accordance with the terms of the Stockholder Agreement.

Director Nomination Rights

Our Board is currently comprised of nine directors. Mr. Rivera and Ms. Loubriel were nominated to the Board by Popular under its director nominee rights granted by the Stockholder Agreement. Mr. Schuessler has been the management director since April 1, 2015, and shall continue to be the management director for so long as he holds the office of CEO of Evertec Group, after which time the individual holding the office of chief executive officer of Evertec Group will become the management director. For so long as Popular owns, together with its affiliates, more than 10% but less than 25% of our then outstanding Common Stock, it will have the right to nominate two members of our Board (the “10% board right”). Similarly, for so long as

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Popular owns, together with its affiliates, more than 5% but less than 10% of our then outstanding Common Stock, it will have the right to nominate one member of our Board (the “5% board right”). In addition, if there are any vacancies on our Board as a result of the aggregate number of our directors that Popular has the right to nominate pursuant to the Stockholder Agreement being less than eight, then a committee consisting of our entire Board (other than any directors who are to be replaced because Popular has lost the right to nominate them) has the right to nominate the individuals to fill such vacancies, which nominees must be reasonably acceptable to Popular for so long as it owns, together with its affiliates, at least 5% of our outstanding Common Stock. Our Stockholder Agreement further clarifies that it does not eliminate the right of stockholders holding a majority of our outstanding Common Stock to remove any such director with or without cause or the right of any of our stockholders to nominate a person for election as a director (whether to fill a vacancy or otherwise) at any meeting of the stockholders in accordance with applicable law, our Charter and our By-Laws.

Popular has agreed to vote all of its shares of our Common Stock and to take all other actions within its control to cause the election of directors nominated in accordance with the Stockholder Agreement. Similarly, we have agreed to take all actions within our control necessary and desirable to cause the election of directors nominated in accordance with the Stockholder Agreement.

Except for certain exceptions described in the Stockholder Agreement, and subject to applicable law, Popular’s director nominees may only by removed and replaced by Popular. The Stockholder Agreement also provides that we will, at all times, cause the Evertec Group Board and the board of directors of Holdings to be comprised of the same individuals as our Board.

Quorum Rights

The Stockholder Agreement provides that a quorum for the transaction of business at any meeting of the stockholders consist of (i) stockholders holding a majority of our outstanding Common Stock and entitled to vote at such meeting; and (ii) Popular, for so long as it owns, together with its affiliates, 20% or more of our outstanding Common Stock. If a stockholder meeting is adjourned for lack of a quorum due to Popular failing to attend the meeting, a quorum at a reconvened meeting of the stockholders (with the same agenda as the adjourned meeting) shall not require the presence of Popular, as long as stockholders holding a majority of our outstanding Common Stock and entitled to vote at such meeting are in attendance at such reconvened meeting.

The Stockholder Agreement provides that a quorum for the transaction of business at any meeting of the Board consist of (i) a majority of the total number of directors then serving on the Board; and (ii) at least one director nominated by Popular, for so long as it owns, together with its affiliates, 5% or more of our outstanding Common Stock. If a Board meeting is adjourned for lack of a quorum due to Popular’s director nominees failing to attend such meeting, a quorum at a reconvened meeting of the Board (with the same agenda as the adjourned meeting) shall not require the presence of Popular director nominees, in each case, as long as a majority of the directors then in office are in attendance at such reconvened meeting.

Additional Stockholder Rights

For so long as Popular owns, together with its affiliates, 10% or more of our outstanding Common Stock and has the right to nominate at least one director, the approval of at least one director nominated by Popular shall be necessary to approve (i) any issuance of preferred stock of us or any of our subsidiaries (other than the issuance of preferred stock by one of our wholly owned subsidiaries to us or another of our wholly owned subsidiaries) and (ii) any transfer of equity in Holdings or Evertec Group, in each case subject to certain exceptions.

Popular and certain of its transferees are also entitled to information rights and inspection rights, in each case for so long as it satisfies certain ownership thresholds set forth in the Stockholder Agreement.

In addition, the Stockholder Agreement grants certain demand registration rights to Popular and certain of its transferees and piggyback registration rights to each stockholder, subject to customary cutbacks. Under the Stockholder Agreement, Evertec, Inc. has agreed to assume certain fees and expenses associated with registration. The Stockholder Agreement contains customary provisions with respect to registration proceedings, underwritten offerings, and indemnity and contribution rights.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights

The Stockholder Agreement grants Popular the right to request up to four registrations under the Securities Act on Form S-1 (or any successor form) or similar long-form registration statement (each, a “Long-Form Registration”) of all or any portion of the shares of our Common Stock beneficially owned by the requesting holder if the shares to be sold in any such registration (including piggyback shares and before deduction of any underwriting discounts) are reasonably expected to exceed $75.0 million, subject to cutbacks. Popular may request that any such Long-Form Registration be an underwritten offering, and no registration shall count as one of Popular’s four permitted Long-Form Registrations, unless such registration (i) has become effective and (ii) includes at least 75% of the shares of our Common Stock sought by Popular to be included in such Long-Form Registration.

The Stockholder Agreement also grants Popular the right, at any time after we are eligible to file a registration statement on Form S-3, to request an unlimited number of registrations under the Securities Act on Form S-3 (or any successor form) or any similar short-form registration statement (each, a “Short-Form Registration”) of all or any portion of the shares of our Common Stock beneficially owned by Popular, if the shares to be sold in any such Short-Form Registration (including piggyback shares and before deduction of any underwriting discounts) are reasonably expected to exceed $50.0 million, subject to cutbacks. Popular may request that any such Short-Form Registration be an underwritten offering.

Pursuant to the Stockholder Agreement, we are required to use commercially reasonable efforts to file, no later than 45 days following any written request from Popular, a registration statement on Form S-3 (or any successor form) or any similar short-form registration statement (the “Form S-3 Shelf”) for an offering to be made on a delayed or continuous basis covering the resale of shares of our Common Stock. Following the effectiveness of the Form S-3 Shelf, Popular may request unlimited shelf-takedowns if the total offering price of the shares to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed $25.0 million.

Whenever we propose to register any shares of our Common Stock, whether in a primary or secondary offering, each holder of shares of our Common Stock party to the Stockholder Agreement (including, for the avoidance of doubt, Popular) has the right to request that shares beneficially owned by such holder be included in such registration, subject to cutbacks. Under the Stockholder Agreement, we have agreed to pay the fees and expenses associated with such registrations (excluding discounts and commissions and other selling expenses payable by the selling holders). The Stockholder Agreement contains customary provisions with respect to registration proceedings, underwritten offerings, and indemnity and contribution rights.

Transfer Restrictions

Subject to certain exceptions set forth in the Stockholder Agreement, without the prior written consent of Popular for so long as it owns, together with its affiliates, at least 5% of our outstanding Common Stock, none of the parties to the Stockholder Agreement may sell shares of our Common Stock representing 20% or more of the total number of outstanding shares of our Common Stock at the time of such sale directly to certain transferees previously identified by Popular to the other parties to the Stockholder Agreement.

The members of our management who are party to the Stockholder Agreement are also subject to certain restrictions set forth in the Stockholder Agreement, but can generally sell their shares of Common Stock pursuant to a registered public offering or pursuant to Rule 144 under the Securities Act.

Additional Restrictions

The Stockholder Agreement contains a covenant restricting us and our subsidiaries from engaging in any business (including commencing operations in any country in which they do not currently operate), subject to certain exceptions, if such activity would reasonably require Popular or an affiliate of Popular to seek regulatory approval from, or provide notice to, any bank regulatory authority. This covenant will apply to the extent that the activities and investments of us and our subsidiaries are subject to restrictions under the Bank Holding Company Act of 1956, as amended, because of Popular’s and/or its affiliates’ ownership of our Common Stock.

The Stockholder Agreement also provides that the adoption of any stockholder rights plan, rights agreement or other form of “poison pill” which is designed to or has the effect of making an acquisition of large holdings

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

of the Common Stock more difficult or expensive must be approved by a majority of our Board and approved by at least one director nominated by Popular (or certain of its transferees) in each case for so long as Popular (or certain of its transferees) owns, together with its affiliates, 5% or more of our outstanding Common Stock.

Certain Provisions Particular to Management Holders

We have the right to purchase all of our Common Stock (and options and warrants exercisable for our Common Stock) beneficially owned by any of our stockholders who is employed by or who serves as a consultant or director for us or any of our subsidiaries upon such stockholder (1) ceasing to be employed by us or any of our subsidiaries for any reason or (2) experiencing a bankruptcy event. Subject to tolling under certain circumstances set forth in the Stockholder Agreement, we must exercise this repurchase right within twelve months following the date on which such stockholder ceases to provide services to us or our subsidiaries. We may designate this repurchase right to Popular or any complete rights transferee. The Stockholder Agreement also provides that each such stockholder party to such agreement is subject to certain non-solicitation and non-competition restrictions which remain in effect until the stockholder ceases to be employed by us or any of our subsidiaries.

Under the Stockholder Agreement, the restrictions described in the paragraph above do not apply to Popular or any of its affiliates.

Assignment of Rights

Subject to certain limitations set forth in the Stockholder Agreement, Popular may assign the stockholders meeting quorum, 10% board right, 5% board right and up to two long-form demand registration rights to any person to whom Popular transfers 20% of more of the shares of our Common Stock held by Popular as of the date of the Stockholder Agreement. Such transferee can in turn assign such rights to any person to whom it transfers 100% of the shares of Common Stock acquired by it in connection with the assignment pursuant to which it became a partial rights transferee. Such transferees are also entitled to certain other rights set forth in the Stockholder Agreement (including the registration rights, information rights and inspection rights described above) upon becoming a party thereto.

Director Independence

A majority of the directors of the Board must meet the criteria for independence established by the Board in accordance with the NYSE rules. Under these rules, a director will not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Company has developed a questionnaire to assist the Board in making the determination of independence, financial literacy and risk management experience for its directors in order to verify that we are in compliance with the NYSE rules and the Company’s corporate governance documents. In February 2017 and 2018, the Board evaluated the criteria set forth in the NYSE rules, and the recommendations from the Nominating and Corporate Governance Committee, along with the Independence and Financial Literacy/Expertise Questionnaires and other applicable information for each of its directors, analyzing, among other things, the relationship between each of the directors and the Companies and inquired as to the Governance Committee recommended, and the Board affirmatively determined (with each director abstaining from voting on or otherwise analyzing his or her particular situation), that each of the directors listed below has no material relationships with the Companies (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Companies) and none of the disqualifying attributes under Rule 303A.02 of the NYSE Listed Company Manual and, therefore, qualify as an independent Board member under the NYSE rules. Our independent directors for 2017 are listed below and remained unchanged from 2018:

Frank G. D’Angelo

Olga Botero

Jorge A. Junquera

Teresita Loubriel

Alan H. Schumacher

Brian J. Smith

Thomas W. Swidarski

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STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides certain information regarding the beneficial ownership of our Common Stock as of the Record Date, by:

•	Each person or group who beneficially owns more than 5% of our Common Stock; and

•	Each of our directors as of the Record Date, each of our NEOs in the Summary Compensation Table and all of our current executive officers and directors as a group.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities in which the person has no economic interest.

Except as otherwise indicated by footnote, (i) the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them; (ii) applicable percentage of beneficial ownership is based on 72,429,141 shares of Common Stock outstanding on the Record Date; and (iii) the address of each beneficial owner listed in the following table is c/o Evertec, Inc., Road 176, Km. 1.3, San Juan, Puerto Rico 00926.

Security Ownership of Certain Beneficial Owners(1)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(*)	Percent of Class

Popular, Inc.(2) 209 Muñoz Rivera Ave. Popular Center Building Hato Rey, PR 00918	11,654,803	16.1%

BlackRock Inc.(3) 55 East 52nd Street New York, NY 10055	7,553,321	10.4%

FMR LLC(4) 245 Summer Street Boston, Massachusetts 02210	5,368,476	7.4%

The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	5,104,740	7.0%

Rivulet Capital, LLC(6) 55 West 46th Street Suite 2202 New York, NY 10036	4,507,305	6.2%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Based on information reported on Schedule 13G filed by Popular, Inc. on February 13, 2014. Popular, Inc. reports that it has sole voting power and sole dispositive power with respect to to all shares reported.

(3)	Based solely on Schedule 13G/A filed by BlackRock, Inc. on March 8, 2018 reporting beneficial ownership as of February 28, 2018. BlackRock Inc. reports that it has sole voting power with respect to 7,419,072 shares and sole dispositive power with respect to 7,553,321 shares.

(4)	Based solely on Schedule 13G/A filed by FMR LLC on February 13, 2018 reporting beneficial ownership as of December 29, 2017. FMR LLC reports that is has sole power to vote or to direct the vote with respect to 1,985,949 shares and sole power to dispose or to direct the disposition of 5,368,476 shares.

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STOCK OWNERSHIP

(5)	Based solely on Schedule 13G/A filed by The Vanguard Group on February 8, 2018 reporting beneficial ownership as of December 31, 2017. The Vanguard Group reports that it has sole voting power with respect to 109,304 shares, shared voting power with respect to 9,657, sole dispositive power with respect to 4,991,322 shares, and shared dispositive power with respect to 113,418 shares.

(6)	Based solely on Schedule 13G/A filed by Rivulet Capital, LLC on January 24, 2018 reporting beneficial ownership as of December 31, 2017. Rivulet Capital, LLC reports that it has shared voting power and shared dispositive power with respect to all shares reported.

Security Ownership of Directors and Executive Officers(1)

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class

Frank G. D’Angelo	38,927	*

Olga Botero	13,515	*

Jorge A. Junquera	12,768	*

Teresita Loubriel	17,057	*

Néstor O. Rivera	—	*

Alan H. Schumacher	16,919	*

Brian J. Smith	20,044	*

Thomas W. Swidarski	13,402	*

Morgan M. Schuessler, Jr.	125,017	*

Peter J.S. Smith	8,337	*

Paola Pérez	1,199	*

Carlos J. Ramírez	56,609	*

Luis A. Rodríguez	7,692	*

Guillermo Rospigliosi	—	*

Philip E. Steurer	47,136	*

Miguel Vizcarrondo	170,044	*

Directors and Executive Officers as a Group (16 persons)	548,666	*

*	Indicates ownership of less than 1% of the outstanding shares of common stock as of the Record Date.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Amount of shares may consist solely of RSUs and/or RS.

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OTHER MATTERS

Stockholder Proposals for the Company’s 2019 Annual Meeting of Stockholders

Stockholders may present a proposal for inclusion in our proxy statement for consideration at the Company’s 2019 annual meeting of stockholders by submitting their proposal in a timely manner and in compliance with applicable SEC rules. For a proposal to be eligible, stockholders must ensure that the proposal is received by the Corporate Secretary of the Company at Evertec, Inc., Road 176, Km. 1.3, San Juan, Puerto Rico, 00926:

•	not later than December 4, 2018, if the proposal is to be considered for inclusion in the Company’s 2019 Proxy Statement; or

•	on or after January 25, 2019, but no later than February 22, 2019, for any nominations or any other business to be properly brought before the meeting.

Other Business

Management knows of no business to be brought before the Annual Meeting other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy by voting in person. A postage paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention will be appreciated.

By Order of the Board of Directors,

Frank G. D’Angelo Chairman of the Board of Directors	Morgan M. Schuessler, Jr. President and Chief Executive Officer

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

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        EVERTEC, INC.

        ROAD 176, KM 1.3.

        SAN JUAN, PUERTO RICO 00926

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E43536-P04998	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERTEC, INC.
The Board of Directors recommends you vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.
1	Election of Directors		For	Withhold

	1a.	Frank G. D’Angelo	☐	☐

	1b.	Morgan M. Schuessler, Jr.	☐	☐

	1c.	Olga Botero	☐	☐

	1d.	Jorge A. Junquera	☐	☐

	1e.	Teresita Loubriel	☐	☐

	1f.	Néstor O. Rivera	☐	☐

	1g.	Alan H. Schumacher	☐	☐

	1h.	Brian J. Smith	☐	☐

	1i.	Thomas W. Swidarski	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated				☐

		For	Against	Abstain

2.	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	☐	☐	☐

3.	Advisory Vote on Executive Compensation	☐	☐	☐

NOTE: Please see reverse side for proxy authority regarding uninstructed matters, and such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Evertec, Inc. - 2018 Proxy Statement 59

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of the 2018 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report are

available at www.proxyvote.com.

E43537-P04998

EVERTEC, INC.

2018 Annual Meeting of Stockholders

May 24, 2018, 9:00 AM (AST)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Morgan M. Schuessler, Jr. and Peter J.S. Smith, or either of them, as proxies, each with the full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EVERTEC, INC. that the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders to be held at 9:00 AM, Atlantic Standard Time, on Thursday, May 24, 2018, at the Condado Vanderbilt Hotel, Dorado Room, 1055 Ashford Avenue, San Juan, Puerto Rico 00907, and any adjournment or postponement thereof.

The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2018 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the Annual Report is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

60 Evertec, Inc. - 2018 Proxy Statement